Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT
dated as of
February 10, 2026
by and between
Safeguard Holdings, Inc.,
Safeguard Franchise Sales, Inc.,
Safeguard Acquisitions, Inc.,
Safeguard Business Systems, Inc.,
Safeguard Franchise Systems, Inc.,
Safeguard Business Systems Limited,
as Seller Entities
Deluxe Corporation,
(solely for purposes of Section 3.15 and Article VI)
PFG-SG Operating Group LLC,
as Buyer
and
PFG Ventures, L.P.
(solely for purposes of Section 4.6 and Section 9.15)

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Exhibits
Exhibit A    -    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B    -    Form of Transition Services Agreement
Exhibit C    -    Form of Exclusive Purchase Agreement
Exhibit D    -    Form of Intellectual Property Assignment Agreement
Exhibit E    -    Form of License Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2026 (the “Effective Date”), by and between Safeguard Holdings, Inc., a Texas corporation (“Holdings”), Safeguard Franchise Sales, Inc., a Texas corporation (“SFS”), Safeguard Acquisitions, Inc., a Texas corporation (“Safeguard Acquisitions”), Safeguard Business Systems, Inc., a Delaware corporation (“SBS”), Safeguard Franchise Systems, Inc., a Texas corporation (“Franchise Systems”), Safeguard Business Systems Limited, an Ontario corporation (“SBSL” and together with Holdings, SFS, Safeguard Acquisitions, SBS and Franchise Systems, each a “Seller Entity” and collectively, “Seller Entities”), solely for purposes of Section 3.15 and Article VI, Deluxe Corporation, a Minnesota corporation (“Deluxe”), PFG-SG Operating Group LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 4.6 and Section 9.15, PFG Ventures, L.P., an Ohio limited partnership (“Buyer Parent”).
RECITALS
WHEREAS, the Seller Entities collectively own the Transferred Assets;
WHEREAS, the Parties desire that, at the Closing, Seller Entities shall sell and transfer to Buyer, and Buyer shall purchase from Seller Entities, all of their rights, title and interests in the Transferred Assets and assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;
WHEREAS, in connection therewith, Buyer, Seller Entities and certain of their respective Affiliates intend to enter into the Ancillary Agreements at or prior to the Closing Date;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller Entities to enter into this Agreement, Buyer Parent has provided for the benefit of Seller Entities the Buyer Parent Guaranty, pursuant to which Buyer Parent is guarantying the financial obligations of Buyer arising (i) hereunder from and after the date of this Agreement and (ii) under the Ancillary Agreements from and after the Closing; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I. CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning provided for such term in Section 5.14.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this Agreement, “control”, when used with respect to any specified Person, means (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting power of securities or other evidence of ownership interest in such Person or (b) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controls” and “controlled” have meanings correlative to the foregoing. It is acknowledged and agreed that for purposes of this Agreement, at the Closing and for all periods prior, Deluxe and all of its direct and indirect subsidiaries shall be deemed an Affiliate of each Seller Entity.
“Agreement” has the meaning provided for such term in the preamble to this Agreement.
“Allocation” has the meaning provided for such term in Section 5.2(d).
“Allocation Methodology” has the meaning provided for such term in Section 5.2(d).
“Ancillary Agreements” means the Transition Services Agreement, the Exclusive Purchase Agreement, the Bill of Sale, the IP Assignment, the License Agreement and any and all other agreements, instruments or documents required or expressly provided for under this Agreement to be executed and delivered in connection with the Transactions.
“Annual SFS Financial Statements” has the meaning provided for such term in Section 3.6(a).
“Approvals” has the meaning provided for such term in Section 3.3.
“Assumed Liabilities” means only the following Liabilities of the Seller Entities:
a.Liabilities arising out of or relating to Buyer’s ownership, operation or use of the Transferred Assets from and after the Closing (but expressly excluding any Liabilities arising out of or relating to acts, omissions, events, or circumstances occurring prior to the Closing), including, for the avoidance of doubt, all Purchased Asset Taxes to the extent not attributable to any Pre-Closing Tax Period; and
b.Liabilities to the extent required to be performed after the Closing under the Transferred Business Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing, were incurred in the Ordinary Course and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller Entity on or prior to the Closing; and
c.Liabilities for Taxes for which Buyer is responsible pursuant to Section 5.2.

“Balance Sheet Date” has the meaning provided for such term in Section 3.6(a).
“Basket Amount” has the meaning provided for such term in Section 6.5(a).
“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock purchase, stock ownership, stock option, phantom stock, severance, retention, employment, change-in-control, bonus, incentive compensation, profit sharing, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each other plan, agreement, program, policy or arrangement providing employee benefits or compensation to any current or former employee of any Seller Entity or the Business (whether written or unwritten) which is maintained, sponsored, contributed to, or required to be contributed to by any Seller Entity or any ERISA Affiliate or with respect to which any Seller Entity or any ERISA Affiliate is obligated to make any contributions or has, or could reasonably be expected to have, any Liability.
“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement for the Transferred Assets and Assumed Liabilities, by and between the Seller Entities, on the one hand, and Buyer, on the other hand, in substantially the form attached hereto as Exhibit A.
“Business” means (a) the business of managing franchisees and distributors that is conducted by the Seller Entities under the “Safeguard” and “Safeguard Business Systems” brands in North America, and (b) solely to the extent conducted to facilitate the business described in the foregoing clause (a) as an integral part of such business, the sourcing, design, printing, procurement, marketing, sales, distribution and fulfillment of (i) business checks and related check products; (ii) business forms; (iii) office supplies; (iv) printed marketing materials; (v) design-and-print services; and/or (vi) promotional products and branded apparel, sold across North America, together with associated order processing, print production, mailing and distribution services, in each case conducted by the Seller Entities under the “Safeguard” and “Safeguard Business Systems” brands in North America. For the avoidance of doubt, the “Business” excludes (x) the payments processing, merchant services, lockbox/treasury management, cloud/software solutions businesses conducted by Deluxe and its Affiliates (other than Seller Entities), (y) the non-Safeguard branded check and promotion solutions businesses of the Print segment of Deluxe, and (z) the businesses of the Seller Entities described in items (i) through (vi) of the foregoing clause (b) that are conducted under the brands of Consolidated Graphic Communications, B&B Solutions and Brand Advantage Group.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York or a federal holiday in the United States of America.
“Business Employee” means any employee of Seller Entities or their Affiliates who is exclusively or primarily dedicated to the Business.
“Buyer” has the meaning provided for such term in the preamble to this Agreement.
“Buyer Indemnified Party” has the meaning provided for such term in Section 6.2.
“Buyer’s Compliance Certificate” has the meaning provided for such term in Section 7.3(c).

“Buyer Parent” has the meaning provided for such term in the preamble to this Agreement.
“Buyer Parent Guaranty” has the meaning provided for such term in Section 9.15.
“Cap Amount” has the meaning provided for such term in Section 6.5(c).
“Closing” has the meaning provided for such term in Section 2.3.
“Closing Consideration” has the meaning provided for such term in Section 2.2(a).
“Closing Customer Deposits Amount” means an amount, calculated as of 11:59 p.m. on the Business Day immediately prior to the Closing Date, equal to the aggregate customer deposits that have been paid by the Customers to, and are held by, the Seller Entities immediately prior to the Closing in connection with any unfulfilled Transferred Pre-Closing Sales Orders.
“Closing Date” has the meaning provided for such term in Section 2.3.
“Closing Purchase Price” has the meaning provided for such term in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement between Holdings and Buyer dated July 1, 2024, as may be amended from time to time.
“Contract” means any legally binding agreement, commitment, instrument, indenture, arrangement, obligation, promise, undertaking, lease, understanding, contract, sales order, purchase order or service order of any kind (in each case, whether written or oral).
“Copyrights” means copyrights, mask works and other rights of authorship, and all applications and registrations therefor which may be embodied in any work.
“Customer Data” means (a) a list of names, addresses, and contact information for the customers of the Business since January 1, 2023 (the “Customers”), (b) a copy of relevant billing information required for the ongoing billing of accounts for the Customers, and (c) historical product order fulfillment data of the Business (excluding all product orders and invoices) for sales to the Customers since January 1, 2023.
“Customers” has the meaning provided for such term in the definition of Customer Data.
“Data Protection and Privacy Laws” means, collectively, (a) the U.S. Privacy Laws, (b) Other Data Protection Laws, and (c) all other Laws relating to privacy, data, information technology assets security and Personal Information.
“Deferred Payment Amounts” has the meaning provided for such term in Section 2.2(d).
“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States of America.
“Effective Date” has the meaning provided for such term in the preamble to this Agreement.
“Employee RCA” has the meaning provided for such term in Section 5.16(c).
“End Date” has the meaning provided for such term in Section 8.1(b)(ii).
“Enforceability Exceptions” has the meaning provided for such term in Section 3.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Seller Entity or any Seller Entity Affiliate as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Excluded Assets” means the following assets and properties owned, leased or used by the Seller Entities:
a.All cash and bank accounts of the Seller Entities;
b.All Benefit Plans;
c.All policies of insurance of the Seller Entities;
d.All Contracts of the Seller Entities which are not Transferred Business Contracts;
e.All accounts receivable of the Seller Entities;
f.All Intellectual Property other than the Transferred Intellectual Property;
g.All equity of Seller Entities in any other Person, including each Seller Entity;
h.All inventory and fixed assets used in the conduct of the Business;
i.The Seller Notes; and
j.All rights of the Seller Entities which accrue or will accrue to the Seller Entities under this Agreement and the Ancillary Agreements.
“Excluded Liabilities” means all Liabilities of the Seller Entities (or any Affiliate of any Seller Entity or any other Person), whether such Liabilities exist or arise after the Effective Date or the Closing, that are not expressly identified for inclusion in the Assumed Liabilities, including, without limitation, the following:

a.Liabilities arising out of or relating to the operation of the Business or the ownership, operation or use of the Transferred Assets on or before the Closing Date;
b.All Indemnifiable Taxes;
c.Liabilities for Taxes for which Seller Entities are responsible pursuant to Section 5.2;
d.Liabilities to the extent arising out of or relating to any Excluded Asset, including but not limited to, the Seller Notes;
e.Any obligations for compensation or other Liability or amounts payable to any current or former employee of the Seller Entities, including, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, and severance, in each case to the extent relating to or arising from such individual’s service with a Seller Entity, as well as any change of control or benefits payable to any current or former employee of the Seller Entities in connection with the Transactions;
f.All claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees of the Seller Entities (or their eligible dependents) or agents of the Seller Entities, which claims relate to events occurring during the period in which such Person was employed by or engaged as an agent of a Seller Entity, as well all worker’s compensation claims of any current or former employees or agents of the Seller Entities which relate to events occurring during such period and any required health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations issued thereunder (COBRA), or other applicable Laws, to any Person who becomes an “M&A qualified beneficiary,” within the meaning of Treas. Reg. Section 54.4980B-9, Q/A-4(a), on account of the transactions contemplated by this Agreement. and
g.All Indebtedness and Transaction Expenses of the Seller Entities.
“Exclusive Purchase Agreement” means an agreement between Deluxe and/or certain of its Affiliates, on the one hand, and Buyer and/or certain of its Affiliates, on the other hand, to be executed concurrently with the Closing, substantially in the form attached hereto as Exhibit C.
“First Deferred Payment Amount” has the meaning provided for such term in Section 2.2(b).
“Franchise” has the meaning provided for such term in the definition of Franchise Agreement.
“Franchisee” has the meaning provided for such term in the definition of Franchise Agreement.

“Franchise Agreement” means any franchise agreement, distributor agreement, license agreement, subfranchise agreement, sublicense agreement, master franchise agreement and any side agreement with respect to the foregoing, to which any Seller Entity or any of its Affiliates is a party or by which any Seller Entity, its Affiliates or their respective properties are bound, and that grant, or purport to grant to a Person the right to develop or operate, or license others to operate or to develop a Safeguard® franchise relating to the Business (each a “Franchise” and any such Person granted any such Franchise, a “Franchisee”).
“Franchise Disclosure Document” means a franchise disclosure document prepared in accordance with the FTC Franchise Rule or any other Law and used by any Seller Entity or its Affiliates in connection with the offer or sale of franchises or an investment in a franchise.
“Franchise Systems” has the meaning provided for such term in the preamble to this Agreement.
“Fraud” means with respect to any Party, any actual and intentional common law fraud with respect to the making of the express representations and warranties set forth in ARTICLE III and ARTICLE IV, as applicable, when made in this Agreement or in any certificate delivered pursuant hereto by such Party, and does not include any equitable fraud claim, promissory fraud claim, or fraud claim based on unfair dealings, constructive knowledge, negligent misrepresentation, or recklessness.
“FTC Franchise Rule” means 16 Code of Federal Regulations Part 436, Disclosure Requirements and Prohibitions Concerning Franchising.
“Franchise Representations” means the representations and warranties contained in Section 3.14 (Franchise Matters).
“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Due Authorization), Section 3.3(b) (Consents and Approvals; No Conflict), Section 3.4 (Title to Transferred Assets), and Section 3.13 (Brokers’ Fees).
“Governmental Authority” means any government, political, subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental or quasi-governmental entity, and any court, tribunal, judicial or arbitral body or arbitrator, in each case whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational, and any subdivision of any of the foregoing.
“Hence License” means that certain Program License Agreement dated September 12, 1994 by and between Hence EDP and SBS.
“Holdings” has the meaning provided for such term in the preamble to this Agreement.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Purchased Asset Taxes and Transfer Taxes). For the avoidance of doubt, the reference to “franchise Taxes” in this definition refers to franchise taxes imposed by governmental authorities based on doing business in a jurisdiction, and not to any Taxes, fees, or royalties payable under Franchise Agreements.
“Indebtedness” of any Person means: (a) all obligations of such Person for borrowed money, including with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds (but not surety bonds), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of such Person under letters of credit or similar instruments, (g) all capital lease obligations of such Person and (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing.
“Indemnifiable Taxes” means any Liability or claim for Taxes imposed on or relating to (a) the Seller Entities or their Affiliates, (b) the Transferred Assets or the Business with respect to any Pre-Closing Tax Period, (c) a Person for which any Seller Entity has Liability under Law by reason of the such Seller Entities’ relationship with such Person (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of other Tax Law), or (d) any Seller Entity as a transferee or successor, by Contract or otherwise.
“Indemnified Party” means any Buyer Indemnified Party as defined in Section 6.2, or Seller Indemnified Party as defined in Section 6.3, as may be applicable.
“Indemnifying Party” has the meaning provided for such term in Section 6.4(a).
“Independent Expert” has the meaning provided for such term in Section 5.2(d).
“Intellectual Property” means all intellectual property or proprietary rights, including without limitation Patents, Trademarks, Copyrights, Internet Properties, Software and rights in and to trade names, business names, Seller names, inventions, logos, trade secrets, know how, discoveries, technical assistance, formulae, drawings, designs, blueprints, databases, software, source code, object code, specifications and other proprietary information, including all licenses to the foregoing, together with all of the goodwill associated therewith and the right to sue for past infringement thereof, in each instance, whether created, owned, filed, registered or granted in the United States or anywhere in the world.
“Internet Properties” means World Wide Web addresses, Internet Protocol addresses, websites and domain names.
“IP Assignment” means an Intellectual Property Assignment Agreement effecting the assignment of the Transferred Intellectual Property, by and between the applicable Seller Entities, on the one hand, and Buyer and/or its applicable Affiliates, on the other hand, substantially in the form attached hereto as Exhibit D.
“Knowledge” and any variations thereof or words to the same effect means: (a) with respect to Buyer, the knowledge of those Persons in Section 1.1(a) of the Disclosure Schedules,

assuming due inquiry of their direct reports; and (b) with respect to Seller Entities, actual knowledge of those Persons listed in Section 1.1(b) of the Disclosure Schedules, assuming due inquiry of their direct reports.
“Law” means any national, state, local, supranational or foreign law, statute, code, Order, ordinance, rule, regulation, restriction, constitution, convention, treaty (including any Tax treaty), rulings (including common law rulings), approvals, or awards, in each case promulgated, enacted or applied by a Governmental Authority.
“Liabilities” shall mean any and all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, determined or determinable, due or to become due, asserted or unasserted, regardless of whether it is accrued or required to be accrued or reflected on a balance sheet or otherwise, including those arising under any Proceeding, Law, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.
“Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations (including any licenses, permits or authorizations of a Person to be qualified as a security alarm seller, or similar qualifications, including similar qualifications of such Person’s employees) issued by any Governmental Authority or any other Person, and applications, amendments and modifications of any of the foregoing.
“License Agreement” means that license agreement, substantially in the form attached hereto as Exhibit E, by and between SBS, as licensor, and Buyer, as licensee.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, bailment (in the nature of a pledge or for purposes of security), option, right of first refusal, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, claim, security title, easement, covenant, restriction, defect in title, or other lien of any kind, excluding any liens of any kind that are to be released at or prior to Closing.
“Losses” means any and all actions, causes of action, awards, assessments, penalties, losses, Liabilities, claims, demands, fines, deficiencies, damages, judgement, settlements, payments (including those arising out of any investigation, defending, settlement or judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable attorneys’, accountants’ and other professional advisors’ and experts’ fees and disbursements).
“Material Adverse Effect” means any change, circumstance, condition, state of facts, event or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or would reasonably be expected to have a materially adverse effect on (a) the Business, Transferred Assets, or the condition (financial or otherwise) and results of operations of the Seller Entities, taken as a whole, or (b) that materially impairs the ability of the Seller

Entities to consummate the Transactions; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(a)    changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;
(b)    changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region of the world, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(c)    general changes in conditions in the industries in which Seller Entities operate, occurring after the Effective Date;
(d)    any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);
(e)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, epidemics, plagues, pandemics or other outbreaks of illness or public health events in the United States or any other country or region of the world;
(f)     changes in regulatory, legislative or political conditions in the United States or Canada;
(g)    any failure of any Seller Entity or its Affiliates to meet any internal or other projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics in respect of the Business for any period (it being understood that the underlying facts and circumstances giving rise or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is, has been or would reasonably be expected to be, a Material Adverse Effect);
(h)    any Effect resulting from the announcement or pendency of this Agreement, the Ancillary Agreements, the Transactions; provided, however, that this clause (h) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly relates to such Effect;
(i)    any action expressly required to be taken by any Seller Entity pursuant to the terms of this Agreement;

(j)    any action taken or refrained from being taken, in each case to which Buyer has expressly approved, consented to or requested in writing following the date of this Agreement; and
(k)    changes or proposed changes in U.S. GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) after the Effective Date; except, in each case of clauses (a), (b), (c), (d), (e) and (f), to the extent that such Effect has had a materially disproportionate adverse effect on Seller Entities and their Affiliates with respect to the Business relative to other comparable businesses operating in the industry in which Seller Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred.
“Obligations” has the meaning provided for such term in Section 9.15.
“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, or arbitrator.
“Ordinary Course” means the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable) of Seller Entities.
“Organizational Documents” means charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.
“Other Data Protection Laws” means all Laws, statutes, codes, ordinances, rules, regulations orders, directives, judgments, and decrees of any country and/or any subdivision thereof (other than the United States) pertaining to the privacy, confidentiality, handling, storage, data export, disposal, breach notification and/or safeguarding of any Personal Information (or any equivalent thereto), whether relating to relating to individuals, customers, employees, financial, health, or other Personal Information, records, or data, and all implementing rules and regulations, amendments to, and successors of any of the foregoing.
“Overhead and Shared Services” means the ancillary or corporate shared services or processes of Holdings and its Affiliates that are provided to or used in the Business prior to the Closing.
“Parties” means the Seller Entities and Buyer.
“Patents” means U.S. and non-U.S. patents, patent applications, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing).
“Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, or other governmental charges levied or assessed or imposed that are not yet due and payable or for

Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves (if any are appropriate under the circumstances) have been established in accordance with GAAP; (b) Liens arising under this Agreement or any of the Ancillary Agreements; (c) Liens created by or through Buyer; (d) non-exclusive licenses of Intellectual Property granted in the Ordinary Course under the Transferred Business Contracts, and (e) any other Liens that will be released at or prior to the Closing.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any personally identifiable information, including without limitation, name, address, telephone number, email address, financial, health, or other personal information, records or data, with respect to any individual, including customers, prospective customers, employees or other Persons.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date.
“Proceeding” means any lawsuit, action, suit, claim (including claim of a violation of Law), audit, examination, inquiry, hearing, arbitration, mediation, investigation, administrative, quasi-administrative or enforcement proceeding, or other proceeding at Law or in equity by or before any Governmental Authority.
“Purchase Price” means an amount in cash equal to the sum of the Closing Purchase Price and the Deferred Payment Amounts.
“Purchased Asset Taxes” means all ad valorem, real property, personal property, excise, sales, use, and similar Taxes based upon or measured by the acquisition, operation, or ownership of the Transferred Assets; provided that for the avoidance of doubt, the term “Purchased Asset Taxes” shall not include Income Taxes or Transfer Taxes.
“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, counsel, accountants, financial advisers, consultants or other Persons acting on behalf of such Person.
“Required SEC Disclosure” has the meaning provided for such term in Section 5.9.
“Restricted Business” means (a) the business of managing franchisees and distributors that is conducted by the Seller Entities under the “Safeguard” and “Safeguard Business Systems” brands in North America, and/or (b) the sourcing, design, printing, procurement, marketing, sales, distribution and fulfillment of (i) business checks and related check products; (ii) business forms; (iii) office supplies; (iv) printed marketing materials; (v) design-and-print services; and/or (vi) promotional products and branded apparel, sold across North America, together with associated order processing, print production, mailing and distribution services.
“Restricted Period” has the meaning provided for such term in Section 5.5(a).

“Restricted Territory” has the meaning provided for such term in Section 5.5(a).
“Safeguard Acquisitions” has the meaning provided for such term in the preamble to this Agreement.
“SBS” has the meaning provided for such term in the preamble to this Agreement.
“SBSL” has the meaning provided for such term in the preamble to this Agreement.
“Second Deferred Payment Amount” has the meaning provided for such term in Section 2.2(c).
“Seller Entities” has the meaning provided for such term in the preamble to this Agreement.
“Seller Entities’ Compliance Certificate” has the meaning provided for such term in Section 7.2(d).
“Seller Indemnified Party” has the meaning provided for such term in Section 6.3.
“Seller Marks” means any and all Trademarks containing or comprising the word “Deluxe” or confusingly similar to or dilutive of any such Trademarks.
“Seller Notes” has the meaning provided for such term in Section 5.8.
“SFS” has the meaning provided for such term in the preamble to this Agreement.
“Software” means software (including source code and object code), configuration files, databases, systems, middleware, integrations, application programming interfaces, libraries, and internal tools.
“Standard Fee” has the meaning provided for such term in Section 3.14(l).
“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
“Subject Customers” means the customers of the Business during the one (1) year period immediately preceding the Closing Date.
“Tax” means any tax or taxes of any kind or nature, however denominated, including, federal, state, local, foreign, and other taxes, levies, fees, imposts, duties, assessments, including, without limitation, income, gross receipts, gross margins, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, digital service, payroll, employment, unemployment, franchise, escheat or unclaimed property, accumulated earnings taxes, or any other tax, customs duty, and other similar governmental charges in the nature of a tax imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, additional taxes, and additions to tax imposed with respect thereto, and including any transferee, contractual or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.
“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing (including any related or supporting schedule, statement, or information) provided to or filed with (or required to be provided to or filed with) any Tax Authority or jurisdiction with respect to Taxes, including any amendments thereto.
“Third Deferred Payment Amount” has the meaning provided for such term in Section 2.2(d).
“Third Party Claim Notice” has the meaning provided for such term in Section 6.4(a).
“Trademarks” means trademarks, service marks, certification marks, trade dress, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
“Transaction Expenses” means any legal, accounting, tax, investment banking, financial advisory or other third party advisory or consulting fees and expenses incurred by the Seller Entities, their equity holders or their Affiliates in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Date” has the meaning provided for such term in Section 5.16(a).
“Transfer Taxes” means all transfer (including bulk transfer), documentary, sales (including bulk sales), use, value-added, stamp, registration, recordation, excise, license, and other similar Taxes and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest with respect thereto) incurred in connection with the Transactions.
“Transferred Assets” means all of the Seller Entities’ rights, title and interests, as of the Closing, in and to the following assets, properties and rights of the Seller Entities (other than any Excluded Assets):
a.The Franchise Agreements and all other Contracts set forth in Section 1.1(c) of the Disclosure Schedules (“Transferred Business Contracts”);
b.The Intellectual Property owned by a Seller Entity and listed in Section 1.1(d) of the Disclosure Schedules (the “Transferred Intellectual Property”);

c.The Customer Data;
d.All sales orders relating to the Business that were created prior to the Closing and remain partially or fully unshipped as of the Closing Date (“Transferred Pre-Closing Sales Orders”);
e.All sales orders created following the Closing in connection with the Business (“Post-Closing Sales Orders”); and
f.All goodwill associated with the Business.
“Transferred Business Contracts” has the meaning provided for such term in the definition of Transferred Assets.
“Transferred Employees” has the meaning provided for such term in Section 5.16(a).
“Transferred Intellectual Property” has the meaning provided for such term in the definition of Transferred Assets.
“Transferred Pre-Closing Sales Orders” has the meaning provided for such term in the definition of Transferred Assets.
“Transition Services Agreement” means an agreement between Holdings and/or certain of its Affiliates, on the one hand, and Buyer and/or certain of its Affiliates, on the other hand, to be executed concurrently with the Closing, substantially in the form attached hereto as Exhibit B.
“U.S. GAAP” means generally accepted accounting principles of the United States of America, consistently applied.
“U.S. Privacy Laws” means all United States federal and state Laws, statutes, codes, ordinances, rules and regulations, writs, orders, directives, judgments, and decrees pertaining to the privacy, confidentiality, handling, storage, data export, disposal, and/or safeguarding of customer, employee, financial, health, or other Personal Information, records, or data, including without limitation: (a) the Gramm-Leach-Bliley Act (“GLBA”) (15 U.S.C. § 6801, et seq.); (b) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and specifically including the Privacy, Security, Breach Notification, and Enforcement Rules at 45 CFR Part 160 and Part 164; (c) the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC; and (d) all federal and state data security, breach notification and incident response Laws and regulations.
“Website” means the website for the Safeguard order placement system hosted by Holdings and its Affiliates and found at https://cms7.gosafeguard.com.
“Website Platforms” means the proprietary Software and other technology used by Holdings and its Affiliates to host, operate, manage, or deliver the functionality of the Website, including any updates, modifications, or enhancements thereto, which does not include any Transferred Intellectual Property.

Section 1.2Rules of Construction.
(a)All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section or article in which such words appear.
(c)Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated.
(d)The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars. In all cases where it is necessary to determine the amount of a Loss or whether a monetary limit or threshold set out herein has been reached or exceeded and the value of the relevant Loss or underlying value is expressed in a currency other than Dollars, the value of each such Loss or underlying value shall be converted into Dollars at an exchange rate equal to the most recent exchange rate published by The Wall Street Journal on the date on which the applicable Loss was incurred (or, if no such exchange rate is published by The Wall Street Journal, then the most recent exchange rate published by The Financial Times on such date).
(g)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under U.S. GAAP.
ARTICLE II. PURCHASE, SALE AND ASSUMPTION
Section 2.1Purchase and Sale of Transferred Assets; Assumption of Assumed Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller Entities shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller Entities, all the rights, title and interests in, to and under the Transferred Assets, free and clear of any Liens (other than Permitted Liens). Notwithstanding anything to the contrary set forth herein, the Transferred Assets shall not include any Excluded Assets.
(b)Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and become responsible to perform, discharge and pay when due, all of the Assumed Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by the Seller Entities.
Section 2.2Purchase Price. In consideration for the Transferred Assets and the other obligations of Seller Entities pursuant to this Agreement, at the Closing, Buyer shall assume the Assumed Liabilities and Buyer shall pay to Holdings (or any Affiliate of Holdings designated by Holdings in writing at least two (2) Business Days prior to the date such payment is due):
(a)at the Closing, twelve million Dollars ($12,000,000) (the “Closing Purchase Price”) minus the Closing Customer Deposits Amount (“Closing Consideration”). At least five (5) Business Days prior to the Closing Date, Holdings will deliver to Buyer its good faith estimate of the Closing Customer Deposits Amount, together with reasonable supporting calculations. Holdings will provide Buyer with a reasonable opportunity to review and comment on Holdings’ calculation of the estimated Closing Customer Deposits Amount and will consider in good faith any comments proposed by Buyer; provided that Holdings and Buyer will negotiate in good faith to resolve any dispute over the estimated Closing Customer Deposits Amount and Buyer’s approval of the Closing Customer Deposits Amount will be required before the Closing, such approval not to be unreasonably withheld, conditioned or delayed.
(b)on the date that is the first anniversary of the Closing Date, four million three hundred thirty-three thousand three hundred thirty-three Dollars ($4,333,333) (the “First Deferred Payment Amount”);
(c)on the date that is the second anniversary of the Closing Date, four million three hundred thirty-three thousand three hundred thirty-three Dollars ($4,333,333) (the “Second Deferred Payment Amount”); and
(d)on the date that is the third anniversary of the Closing Date, four million three hundred thirty-three thousand three hundred thirty-three Dollars ($4,333,333) (the “Third Deferred Payment Amount” and, collectively with the First Deferred Payment Amount and the Second Deferred Payment Amount, the “Deferred Payment Amounts”).
Section 2.3The Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall be effected through the exchange of electronically transmitted executed documents at such time as may be mutually agreed upon by the Parties on the first (1st) Business Day of the month immediately following the satisfaction or waiver of each of the conditions specified in Article VII, which the Parties currently anticipate to be March 2, 2026 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other place, at such other time or on such other date as the Parties may mutually agree in writing; provided that Seller Entities shall have delivered the closing deliverables set forth in Section 2.4(a), and Buyer shall have delivered the closing deliverables set forth in Section 2.4(b), at or before the Closing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”, and the Closing shall be deemed completed as of 12:01 a.m. Eastern Time on the Closing Date; provided, however, if the Closing occurs on the first (1st) Business Day of the month and such day is not the first (1st) calendar day of the month, then the Closing shall be deemed completed as of 12:01 a.m. Eastern Time on the first (1st) calendar day of such month.
Section 2.4Closing Deliverables. At the Closing (or solely with respect to clause (a)(viii) below, within five (5) Business Days after the Closing Date):
(a)Seller Entities shall deliver, or cause to be delivered, to Buyer:
(i)duly executed counterparts to each of the Ancillary Agreements contemplated by this Agreement to be executed by any Seller Entity or any of their Affiliates at the Closing;
(ii)a copy of the Customer Data to be delivered by electronic transfer, in a manner reasonably acceptable to the Buyer;
(iii)a duly executed copy of a confirmation of release letter by each lender or other Person set forth on Schedule 2.4(a)(iii) confirming the termination and release of all Liens on the applicable Transferred Assets, including under or pursuant to the applicable credit facilities of Deluxe and/or its subsidiaries set forth on Schedule 2.4(a)(iii) or otherwise, including authorizing Holdings or its Affiliates to file any applicable termination statements on Form UCC-3 and any other customary releases at Closing, in each case in form and substance reasonably acceptable to Buyer;
(iv)a duly completed and executed IRS Form W-9 from each Seller Entity (or if such Seller Entity is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, then the Person that is treated as its regarded tax owner for such purposes);
(v)the written consents or waivers of the third parties who are a party to those Transferred Business Contracts set forth on Schedule 2.4(a)(v), in form reasonably satisfactory to the Buyer;
(vi)certificate(s) of the Secretary of each Seller Entity, dated as of the Closing Date, certifying that attached thereto are accurate and complete (A) resolutions of the sole shareholder and sole director of such Seller Entity that are in full force and effect without modification or amendment, approving and authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which such Seller Entity is a party, and the consummation of the Transactions, by such Seller Entity; and (B) good standing certifications (or their functional equivalent) as of recent dates from the applicable Governmental Authority from such Seller Entity’s state of incorporation, certifying that such Seller Entity is currently in good standing in such jurisdiction;
(vii)the Seller Entities’ Compliance Certificate;
(viii)copies of each Transferred Pre-Closing Sales Order; and
(ix)a true, accurate and complete listing of the Subject Customers, broken down by each Franchisee.
(b)Buyer shall:
(i)deliver to Holdings (or any Affiliate of Holdings designated by Holdings) payment, by wire transfer to one or more bank accounts designated in writing by Holdings (such designation to be made by Holdings at least two (2) Business Days prior to the Closing Date), of an amount in immediately available funds equal to the Closing Consideration;
(ii)deliver to Holdings, Buyer’s Compliance Certificate; and
(iii)deliver, or cause to be delivered, to Holdings duly executed counterparts to each of the Ancillary Agreements to be executed by Buyer or any of its Affiliates at the Closing.
Section 2.5Withholding. The Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to Holdings or other Seller Entities such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the applicable Tax Authority, (a) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings or the other Seller Entities, as applicable, in respect of which such deduction and withholding was made, and (b) the Buyer shall provide to Holdings and the other Seller Entities, as applicable, written notice of the amounts so deducted or withheld.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES AND DELUXE
Except as disclosed in the Disclosure Schedules, each of the Seller Entities, jointly and severally, and solely with respect to Section 3.15, Deluxeas applicable, hereby represents and warrants to Buyer that the statements in this Article III are true and correct:
Section 3.1Organization and Qualification.
(a)Each Seller Entity is a corporation duly organized, validly existing and (to the extent such concept is recognized) in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate the properties and assets owned, leased or operated by it (including the Transferred Assets) and to conduct its business (including the Business) as it is now being conducted.

(b)Section 3.1(b) of the Disclosure Schedules sets forth each jurisdiction in which each Seller Entity is licensed or qualified to transact business. Each Seller Entity is duly licensed or qualified in all jurisdictions in which the ownership, leasing or operation of its properties or assets (including the Transferred Assets) or the conduct of its business (including the Business) require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
Section 3.2Due Authorization. Each Seller Entity has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Entity is a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which each such Seller Entity is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of such Seller Entity. This Agreement has been, and as of the Closing, the Ancillary Agreements to which each Seller Entity is a party will have been, duly and validly executed and delivered by such Seller Entity, and this Agreement and the Ancillary Agreements to which such Seller Entity is a party, constitute, or when executed will constitute (assuming due authorization, execution and delivery of the other parties), valid and binding obligations of each such Seller Entity, enforceable against such Seller Entity in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).
Section 3.3Consents and Approvals; No Conflict. The execution and delivery by each Seller Entity of this Agreement and the Ancillary Agreements to which each such Seller Entity is a party and the consummation of the transactions contemplated hereby and thereby by such Seller Entity do not and will not:
(a)conflict with, violate any provision of, or result in the breach of, any Law applicable to such Seller Entity, or require any filings, waivers, approvals, consents, authorizations and notices (“Approvals”) of any Governmental Authority, except as would not reasonably be expected to be material to the Business or the Transferred Assets, taken as a whole;
(b)conflict with, violate or result in the breach of any Organizational Documents of such Seller Entity; or
(c)(i) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Transferred Business Contract or License to which the applicable Seller Entity is a party or by which the applicable Seller Entity or the Business may be bound or to which any Transferred Assets are subject, (ii) terminate or result in the termination of any such Transferred Business Contract or License, (iii) result in the creation of any Lien (other than any Permitted Lien) upon any of the Transferred Assets, (iv) constitute an event which, after notice or lapse of time or both, would result in any violation, breach, acceleration, termination, loss, or impairment under or creation of a Lien (other than any Permitted Lien) upon any of the Transferred Assets, or (v) result in the loss or impairment of any material rights of any Seller Entity under any Transferred Business Contract, in each case of clauses (i) and (ii) except as would not reasonably be expected to be material to the Business or the Transferred Assets, taken as a whole.
Section 3.4Title to Transferred Assets. Each Seller Entity has good and marketable title to, a valid leasehold interest in, or a valid license to use, the Transferred Assets, free and clear of all Liens, except Permitted Liens.
Section 3.5Sufficiency of Transferred Assets. Together with the Excluded Assets and after taking into account the services, products and license provided by Seller Entities and their Affiliates under the Transition Services Agreement, the Exclusive Purchase Agreement and the License Agreement, the Transferred Assets are sufficient in all material respects for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all the rights, property, and assets necessary to conduct the Business in all material respects as currently conducted. All of the Transferred Assets are in the possession or under control of a Seller Entity and will be in the possession or under control of Buyer immediately after the Closing.
Section 3.6Financial Statements.
(a)Complete copies of the financial statements consisting of the audited balance sheet, audited statement of income, and audited statement of cash flows of SFS as at December 31st in each of the years 2022, 2023, and 2024 (the “Annual SFS Financial Statements”) are included in Section 3.6(a) of the Disclosure Schedules. The Annual SFS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Annual SFS Financial Statements are based on the books and records of the Business of SFS, and fairly present in all material respects the financial condition of the Business of SFS as of the respective dates they were prepared and the results of the operations of the Business of SFS for the periods indicated. The date of the audited balance sheet of SFS as of December 31, 2024 is referred to herein as the “Balance Sheet Date”.
(b)The spreadsheets summarizing the historical net revenue and gross margin of the Business included in Section 3.6(b) of the Disclosure Schedules have been prepared based on the books and records of the Business and are true and accurate in all material respects.
(c)Each Seller Entity maintains books and records reflecting its assets and Liabilities that are accurate in all material respects and maintains adequate internal control procedures in light of such Seller Entity’s size, operations and industry. During the past three (3) years, no material weaknesses in internal controls have been identified by any Seller Entity and there have been no corrective actions by any Seller Entity with regard to significant deficiencies and material weaknesses in its internal controls.
Section 3.7Absence of Certain Changes. Except as set forth on Section 3.7 of the Disclosure Schedules, since the Balance Sheet Date, (a) each Seller Entity has conducted its Business in the Ordinary Course, and (b) there has not been any Material Adverse Effect.
Section 3.8Transferred Business Contracts.

(a)Seller Entities have made available to Buyer a true and correct copy of each Transferred Business Contract, together with all amendments, waivers or other changes thereto. Each Transferred Business Contract is legal, valid, binding and enforceable in accordance with its terms with respect to a Seller Entity, and, to the Knowledge of the Seller Entities, each other party to such Transferred Business Contract, except to the extent that enforceability thereof may be limited by Enforceability Exceptions. There is no existing material default or breach of a Seller Entity under any Transferred Business Contract (or to the Knowledge of the Seller Entities, event or condition that, with notice or lapse of time or both would reasonably be expected to constitute a material default or breach) and, to the Knowledge of the Seller Entities, there is no material default or breach (or to the Knowledge of the Seller Entities event or condition that, with notice or lapse of time or both, would reasonably be expected to constitute a material default or breach), with respect to any third party to any Transferred Business Contract. Since January 1, 2025, no Seller Entity has received from any counterparties in connection with any of the Transferred Business Contracts (i) any written notice, and to the Knowledge of the Seller Entities, any other notice, that any such party intends to terminate any Transferred Business Contract; or (ii) any written claim, and to the Knowledge of the Seller Entities, any other claim, for Losses or indemnification with respect to the products or performance of services pursuant to any Transferred Business Contract. Other than as set forth in Section 3.8 of the Disclosure Schedules, no Seller Entity is participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Transferred Business Contract.
(b)Seller Entities have made available to Buyer a true and correct copy of each written Contract between any Seller Entity and a financial institution pursuant to which: (i) such financial institution endorses certain products of a Seller Entity to be offered and/or purchased by customers of such institution, (ii) refers or otherwise directs such customers to purchase certain products of any Seller Entity, and/or (iii) any Seller Entity provides certain products or services to be offered and/or purchased by customers of such institution, in each case, that is to the Knowledge of the Seller Entities in Seller Entities’ possession.
Section 3.9Intellectual Property.
(a)Section 3.9(a) of the Disclosure Schedules sets forth all Intellectual Property owned or licensed by Seller Entities (excluding any commercial-off-the-shelf software license agreements with a one-time or annual financial commitment of less than Ten Thousand Dollars ($10,000)). Seller Entities exclusively own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Transferred Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Seller Entities have taken such actions as are reasonably necessary to maintain and protect the Transferred Intellectual Property, including remaining current in the payment of all registration, maintenance and renewal fees with respect to each item of registered Transferred Intellectual Property. None of the registered Transferred Intellectual Property has been adjudged invalid or unenforceable, in whole or in part, and all such registered Transferred Intellectual Property is subsisting, and not invalid or unenforceable.

(b)The ownership, use or operation by the Seller Entities of the Transferred Assets or the operation of the Business by the Seller Entities as currently operated does not infringe, misappropriate, or otherwise violate, and in the past three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any third party, except for such infringements, misappropriations or other violations that would not reasonably be expected to have a Material Adverse Effect. No Proceedings are pending and no written notices have been received by any Seller Entity or, to the Knowledge of Seller Entities, threatened during the past three (3) years, in each case, alleging any infringement, misappropriation or other violation by any Seller Entity of the Intellectual Property rights of any third party with respect to the Transferred Assets, except for such infringements, misappropriations or other violations that would not reasonably be expected to have a Material Adverse Effect. No claims challenging the validity, enforceability, ownership or use of any Transferred Intellectual Property are pending or, to the Knowledge of the Seller, threatened. To the Knowledge of Seller Entities, no third party has infringed, misappropriated or otherwise violated any Transferred Intellectual Property.
(c)Except as set forth in Section 3.9(c) of the Disclosure Schedules, to the Knowledge of Seller Entities, no trade secret or confidential know-how either of which is material to the Business has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects Seller Entities’ proprietary interests in and to such trade secrets and confidential know-how. Seller Entities have taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how.
Section 3.10Litigation. Section 3.10 of the Disclosure Schedules sets forth all Proceedings pending or settled within the last three (3) years, or to the Knowledge of the Seller Entities, threatened, against, or brought by a Seller Entity, in each case relating to any Transferred Assets. Except as set forth on Section 3.10 of the Disclosure Schedules, there is not currently and within the last three (3) years has not been any such Proceeding against a Seller Entity and relating to any Transferred Asset that is (with respect to current Proceeding of a Seller Entity) or was (with respect to past Proceedings of a Seller Entity) not fully covered by the insurance policies maintained by or for the Seller Entities. Neither the Seller Entities nor any of their assets or properties, is subject to any material Order of a Governmental Authority relating to any Transferred Asset.
Section 3.11Compliance with Law.
(a)Other than with respect to Laws concerning Taxes (which are addressed in Section 3.12 below), in the three (3) years prior to the date of this Agreement:
(i)The ownership and use of the Transferred Assets and the conduct of the Business by the Seller Entities have been in compliance with all applicable Laws, in all material respects, and no Seller Entity has violated any such Laws in respect of the Business or any Transferred Assets held by it, in any material respects.
(ii)No investigation by any Governmental Authority with respect to any Seller Entity (to the extent related to the Transferred Assets) has been pending or, to the Knowledge of the Seller Entities, threatened.

(iii)The Seller Entities have not received any written notice, or to the Knowledge of Seller Entities, any other notice, or written communication, or to the Knowledge of Seller Entities, any other communication, of any noncompliance with any applicable Laws with respect to the Transferred Assets or the Business.
(iv)Each Seller Entity has been maintaining in accordance with Law and its Ordinary Course record retention policies and practices, electronic copies of sales orders, product orders and invoices of the Business for transactions with the Customers since January 1, 2023.
(b)All Licenses necessary for the conduct of the Business and operations of the Seller Entities as it is presently conducted, or necessary to own, lease and operate its respective properties, have been duly obtained and are valid and in full force and effect, and in the past three (3) years the Seller Entities have complied in all material respects with all requirements imposed by applicable Laws related thereto. In the past three (3) years, the Seller Entities have conducted their business in compliance, in all material respects, with all terms and conditions of the Licenses and used commercially reasonable efforts to maintain each License. No written notices, and to the Knowledge to the Seller Entities, other notices, have been received by any Seller Entity from any Governmental Authority in the past three (3) years alleging the failure by a Seller Entity to hold any License which has not been cured or for which there is any outstanding Liability.
(c)None of the Seller Entities nor to the Knowledge of the Seller Entities, any officer, director or employee of any Seller Entity, has in the past three (3) years (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, supplier, governmental employee or other Person in a position to assist or hinder a Seller Entity in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law, or (ii) maintained any unrecorded fund or asset of a Seller Entity for any improper purpose or intentionally and knowingly made any false entries on its books and records for any reason.
(d)The Seller Entities have taken commercially reasonable actions to ensure material compliance with all applicable Data Protection and Privacy Laws.
Section 3.12Taxes.
(a)All Tax Returns required to be filed by or on behalf of any Seller Entity with respect to the Transferred Assets or the Business have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are correct and complete in all material respects.
(b)All material Taxes that are due and payable by the Seller Entities with respect to the Transferred Assets or the Business have been duly and timely paid (or caused to be paid), other than Taxes that are being contested in good faith by or on behalf of a Seller Entity.

(c)All material Taxes required to be withheld, collected or deposited by any Seller Entity under applicable Law have been duly and timely withheld, collected or deposited.
(d)Except as set forth on Section 3.12(d) of the Disclosure Schedules, there are no Proceedings now pending, or to the Knowledge of the Seller Entities, threatened, against any Seller Entity with respect to any Taxes attributable to the Business and there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes that relate to the Transferred Assets or the Business.
(e)There are no Liens for any Tax on the Transferred Assets, except for Taxes not yet due and payable.
(f)No deficiencies for any Taxes have been assessed against the Seller with respect to the Transferred Assets or the Business, except for deficiencies that have been fully paid or finally settled. No claims have been asserted in writing with respect to any Taxes relating to the Transferred Assets or the Business and, to the Knowledge of the Seller Entities, no such claim has been threatened or asserted.
(g)No Seller Entity is a party to, bound by, or subject to any obligation under any closing or similar agreement, Tax abatement or similar agreement or any other agreement with any Governmental Authority relating to Taxes attributable to the Business with respect to any period for which the statute of limitations has not yet expired.
(h)Except as set forth on Section 3.12(h) of the Disclosure Schedules, no Seller Entity has filed for any extension of time within which to file any Tax Returns that relate to the Transferred Assets or the Business which extension is currently in effect.
(i)With respect to the Business, each Seller Entity is registered for the purposes of sales Taxes, use Taxes, transfer Taxes, value added Taxes and any similar Taxes in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes. No claim has ever been made by any Governmental Authority in a jurisdiction where a Seller Entity does not file Tax Returns with respect to the Transferred Assets or the Business that the Seller Entity may be subject to taxation by that jurisdiction.
Section 3.13Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Seller Entity or any of their Affiliates.
Section 3.14Franchise Matters.
(a)Except as set forth on Section 3.14(a) of the Disclosure Schedules, true, correct and complete copies of all written Franchise Agreements have been made available to Buyer, and a list of such Franchise Agreements is set forth on Section 3.14(a) of the Disclosure Schedules. To the Knowledge of the Seller Entities, (i) no oral Franchise Agreements exist, and (ii) with respect to each written Franchise Agreement that Seller Entities do not have a true, correct and complete copy of, as set forth on Section 3.14(a) of the Disclosure Schedules, such

Franchise Agreement (x) does not contain any “most favored nations” provision in favor of the Franchisee thereunder or any other Person, and (y) has termination provisions substantially similar, in all material respects, to the termination provisions in the Franchise Agreements that have been made available to Buyer. All the Franchise Agreements are in full force and effect and are valid and binding obligations of the Seller Entities and their Affiliates that are a party thereto and enforceable against the Seller Entities and their Affiliates and to the Knowledge of the Seller Entities, the other parties thereto in accordance with their respective terms, subject as to Enforceability Exceptions. All Franchise Agreements comply in all material respects with all applicable Laws. The execution and delivery of this Agreement by the Seller Entities does not, and the consummation of Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapses of time, or both) under, or give rise to a right to termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller Entities or any of their Affiliates under, or any right of rescission or set-off under, any provision of any Franchise Agreement. Except by operation of Law, no Franchise Agreement expressly grants any Franchisee any right of rescission or set-off; and no Franchisee has asserted in writing any such right of rescission or set-off in the past five (5) years. There is no material default under any Franchise Agreement by the Seller Entities or their Affiliates, or to the Knowledge of the Seller Entities, by any other party thereto, and to the Knowledge of the Seller Entities no event has occurred in the past five (5) years that with the lapse of time or giving of notice or both would constitute a material default thereunder by Seller Entities or their Affiliates, or to the Knowledge of the Seller Entities, by any other party thereto.
(b)Since January 1, 2021, (i) the Seller Entities have prepared and maintained each Franchise Disclosure Document in compliance in all material respects with all applicable Laws; and (ii) the Seller Entities have offered and sold each Franchise Agreement for a Franchise in compliance in all material respects with all applicable Laws, including pre-sale registration and disclosure Laws. Since January 1, 2021, the Seller Entities have not, in any Franchise Disclosure Document, in applications and/or filings with any state under the applicable Laws, or any applications or filings with any jurisdictions outside the United States, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any material fact necessary to make the statements made therein, or omitted to state any fact necessary to make the statement therein, taken as a whole, not misleading.
(c)Since January 1, 2021, the Seller Entities and their Affiliates have been in compliance in all material respects with all applicable Laws relating to the offer and sale of Franchises, and the relationship with Franchisees, in effect at the time, including: (i) timely and accurately making all required state filings, including filings with respect to initial and annual state franchise filings, material changes, advertising, franchise broker and franchise seller registrations; (ii) not offering or executing any Franchise Agreement, or offering or selling the rights granted therein, in any jurisdiction in which such offer or sale was not duly registered or exempt from registration at the time the offer or sale occurred, and in each case obtaining receipts evidencing the timely delivery of the Franchise Disclosure Document; (iii) complying with all waiting periods with respect to the execution of any Franchise Agreement and receipt of any funds from any Franchisee; and (iv) providing timely and accurate notices with respect to expirations, terminations, and non-renewals of Franchisees and Franchise Agreements and otherwise complying with the Laws applicable to the relationship with Franchisees.
(d)Since January 1, 2021, the Seller Entities have not furnished, and have not authorized any Person to furnish: (i) to prospective Franchisees in any United States jurisdiction any materials or information that could be construed as “earnings claim” or “financial performance representation” information in violation of the requirements specified in item 19 of the FTC Franchise Rule 16 C.F.R. Sec. 436.5(s) (together, the “FPRs”), and no FPR has been made since January 1, 2023 to any prospective Franchisee in a United States jurisdiction except for such FPRs that are permitted under and compliant with Franchise Laws; or (ii) to prospective Franchisees in any jurisdiction outside the United States any materials or information from which a specific level or range of actual or potential sales, costs, income or profit from franchised or non-franchised units may be easily ascertained.
(e)Since January 1, 2021, all funds administered by or paid to or by the Seller Entities on behalf of one (1) or more Franchises, including funds that Franchisees contributed for advertising and promotional activities, and rebates and other payments made by suppliers and other unaffiliated third parties as a result of purchases made by Franchisees, have been administered and spent in all material respects in accordance with the Franchise Agreements and all applicable Laws.
(f)Except as disclosed in the most current Franchise Disclosure Document, the Seller Entities are not subject to any current effective Order, injunction, or similar mandate with respect to the offer or sale of Franchise Agreements in any jurisdiction. There are no Proceedings pending, or to the Knowledge of Seller Entities, threatened, against the Seller Entities alleging failure to comply with applicable Law relating to the offer and sale of Franchises or the termination or nonrenewal of Franchise Agreements.
(g)Except as disclosed in the Franchise Disclosure Document, none of Seller Entities’ Affiliates presently offer or sell franchises or business opportunities in any line of business, and no Affiliate of any Seller Entity that has offered or sold franchises or business opportunities in any line of business (other than Franchises) is obligated or liable in any respect under or in connection with such franchises or business opportunities.
(h)Section 3.14(h) of the Disclosure Schedules lists the Contracts that are in effect as of the Effective Date between any Seller Entity and any Franchisee association or group of Franchisees regarding any Franchise Agreement or franchise operational matter relating to the Business. To the Knowledge of the Seller Entities, no Franchisees are currently the subject of a bankruptcy or similar proceedings.
(i)Except as set forth on Section 3.14(i) of the Disclosure Schedules, since January 1, 2025, no Seller Entity has entered into a Franchise Agreement with a Franchisee or sold or otherwise granted any such Franchise to a Franchisee, other than any transfer of such Franchise between existing Franchisees.
(j)Except as set forth on Section 3.14(j) of the Disclosure Schedules, no Franchisee has a protected territory, exclusive territory, right of first refusal, option, or other similar arrangement with respect to a Franchise and no Person currently holds any right or option to operate, develop, or locate a Franchise, or to exclude the Seller Entities, any of their Affiliates, or others from operating or licensing a third party to operate a Franchise, in any geographic area or at any location.
(k)Under each Franchise Agreement, all customer files, customer records and customer lists are treated as confidential information owned by the appliable Seller Entity.
(l)Section 3.14(l) of the Disclosure Schedules sets forth the standard source fee due to a Seller Entity upon the sale of any outsourced products by a Franchisee, along with all other fees due from a Franchisee to any Seller Entity (“Standard Fees”). Except as set forth on Section 3.14(l) of the Disclosure Schedules, all Franchisees are subject to the Standard Fees and no alternative fee arrangements exist between Seller Entities and any Franchisees.
Section 3.15Deluxe. (a) Deluxe has all corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is, or will be, a party, (b) Deluxe is duly organized, validly existing and in good standing under the laws of the State of Minnesota, (c) the execution, delivery and performance of this Agreement solely with respect to this Section 3.15 and Article VI, and each of the other Ancillary Agreements to which Deluxe is a party, by Deluxe has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of Deluxe are necessary therefor, (d) this Agreement (solely with respect to this Section 3.15 and Article VI) has been, and as of the Closing the Ancillary Agreements to which it is a party will have been, duly and validly executed and delivered by Deluxe and this Agreement (solely with respect to this Section 3.15 and Article VI) and the Ancillary Agreements to which it is a party constitute, or when executed will constitute (assuming due authorization, execution and delivery of the other parties) constitutes a valid and legally binding obligation of Deluxe, enforceable against Deluxe in accordance with its terms, subject to the Enforceability Exceptions and (e) the execution, delivery and performance by Deluxe of this Agreement (solely with respect to this Section 3.15 and Article VI) and each of the other Ancillary Agreements to which it will be a party, will not (i) violate the Organizational Documents of Deluxe, (ii) violate any applicable Law or Order binding on it or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or the loss of any benefit under, any Contract to which Deluxe is a party.
Section 3.16No Other Representations and Warranties. Notwithstanding anything contained in ARTICLE IV or any other provision of this Agreement, it is the explicit intent of each Party, and the Seller Entities agree, that Buyer is not making and has not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in ARTICLE IV or in any other Ancillary Agreement.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND BUYER PARENT
Each of Buyer, and solely with respect to Section 4.6, Buyer Parent, as applicable, hereby represents and warrants to the Seller Entities that the statements in this Article IV are true and correct:

Section 4.1Organization and Qualification.
(a)Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the limited liability company power and authority to own or lease its assets and to conduct its business as it is now being conducted.
(b)Buyer is duly licensed or qualified and in good standing as a foreign limited liability company in all jurisdictions in which the ownership of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into or perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or consummate the Transactions.
Section 4.2Due Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been, and as of the Closing the Ancillary Agreements to which it is a party will have been, duly and validly executed and delivered by Buyer, and this Agreement and the Ancillary Agreements to which it is a party constitute, or when executed will constitute (assuming due authorization, execution and delivery of the other parties), valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.
Section 4.3Consents and Approvals; No Conflict. Except as could not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not:
(a)violate any provision of, or result in the breach of any Law applicable to Buyer, or require any Approval of any Governmental Authority;
(b)violate or result in the breach of any Organizational Documents of Buyer; or
(c)(i) violate, breach or result in a default under any material Contract, indenture or other instrument to which Buyer or any of its Affiliates is a party or by which Buyer may be bound, (ii) terminate or result in the termination of any Contract, indenture or instrument, or (iii) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration or termination.

Section 4.4Litigation and Proceedings. As of the date of this Agreement (a) there are no Proceedings or, to the Knowledge of Buyer, investigations, before or by any Governmental Authority pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or to consummate the Transactions, and (b) there is no unsatisfied judgment or any open injunction binding upon Buyer which would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or to consummate the Transactions.
Section 4.5Financial Ability. At the Closing and at all times subsequent thereto until payment in full of the Deferred Payment Amounts, Buyer has unrestricted cash on hand, committed existing lines of credit, or other sources of immediately available funds to provide, in the aggregate, monies sufficient to fund the consummation of the Transactions and all amounts due to Seller Entities hereunder. Buyer acknowledges and agrees that its obligations to consummate the Transactions are not in any way contingent upon or otherwise subject to the availability or receipt of any financing to Buyer.
Section 4.6Buyer Parent. (a) Buyer Parent has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) Buyer Parent is duly organized, validly existing and in good standing under the laws of the State of Ohio, (c) the execution, delivery and performance of this Agreement (solely with respect to this Section 4.6 and Section 9.15) by Buyer Parent has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of Buyer Parent are necessary therefor, (d) this Agreement (solely with respect to this Section 4.6 and Section 9.15) has been duly and validly executed and delivered by Buyer Parent and (assuming due authorization, execution and delivery of the other parties) constitutes a valid and legally binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, subject to the Enforceability Exceptions and (e) the execution, delivery and performance by Buyer Parent of this Agreement (solely with respect to this Section 4.6 and Section 9.15) do not (i) violate the Organizational Documents of Buyer Parent, (ii) violate any applicable Law or Order binding on it or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or the loss of any benefit under, any Contract to which Buyer Parent is a party.
Section 4.7Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Buyer or any of its Affiliates.
ARTICLE V. COVENANTS
Section 5.1Seller Marks.
(a)Buyer agrees that it shall, after the Closing Date, promptly cease to use the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g. signage), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within thirty (30) days following the Closing Date. In furtherance thereof and in compliance with the foregoing, Buyer shall (i) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by Buyer, and (ii) use commercially reasonable efforts to cause any third parties using or licensing Seller Marks on behalf of or with the consent of Buyer to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties, including with respect to the foregoing any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, labels, hang tags and other materials. Notwithstanding the foregoing, the Parties acknowledge and agree that nothing in this Section 5.1 shall prohibit Buyer or its Affiliates from promoting products or services offered by Deluxe through distribution to their employees, customers, franchisees and other agents of any marketing materials, catalogs, or other information containing any Seller Marks, provided that such materials and information are provided to Buyer or its Affiliates by Deluxe.
(b)The Parties agree that damages would be an inadequate remedy and that a Person seeking to enforce this Section 5.1 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof.
Section 5.2Tax Matters.
(a)Straddle Period. With respect to any Straddle Period, the Purchased Asset Taxes attributable to the Pre-Closing Tax Period shall be (i) in the case of Taxes that are levied on sales or imposed on a transactional basis, deemed equal to the amount which could be payable if the taxable period ended on and included the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis, deemed to be the amount of such Purchased Asset Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Holdings shall be entitled to any refunds actually received with respect to any Purchased Asset Tax for any Pre-Closing Tax Period to the extent such Taxes were economically borne by Seller Entities in such Pre-Closing Tax Period and Buyer shall be entitled to all other refunds. If any Party or its Affiliates receives a refund of Purchased Asset Taxes to which another Party is entitled pursuant to this Section 5.2(a), such recipient shall forward to the appropriate Party the amount of such refund, net of any reasonable and documented out-of-pocket costs or expenses (including Tax costs) incurred by such recipient Party in procuring such refund, within fifteen (15) days after such refund is received; provided, however, that if any portion of such refund or credit is subsequently disallowed by any Tax Authority, then amounts previously paid pursuant to this Section 5.2(a) in respect thereof shall be promptly reimbursed by the payee party to the payor party within fifteen (15) days of notice of such disallowance, plus any penalties and interest imposed by such Tax Authority.
(b)Purchased Asset Taxes After Closing. From and after the Closing Date, Buyer shall be responsible for paying any Purchased Asset Taxes that become due and payable after the Closing Date (giving effect to applicable extensions) and shall timely file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Purchased Asset Taxes. To the extent any such Tax Return relates to Straddle Period, Buyer shall submit such Tax Return to Holdings for its review and comment reasonably in advance of the due date therefor and timely file each such Tax Return, incorporating any reasonable comments received from Holdings reasonably in advance of the due date therefor. Holdings shall pay to Buyer three (3) Business Days prior to the due date of such Tax Return the portion of the Purchased Asset Tax liability shown as due on such Tax Return that is attributable to the portion of the Straddle Period that ends on and includes the Closing Date as determined pursuant to Section 5.2(a).
(c)Transfer Taxes. All Transfer Taxes shall be borne by equally by Buyer and Seller Entities, whether levied on Buyer (or any of its Affiliates) or any Seller Entity. The Party required by Law to file any necessary Tax Returns and other documentation with respect to such Transfer Taxes shall do so in accordance with appliable Law. Each Seller Entity and Buyer, as the case may be, shall reimburse the filing Party for any Taxes that are borne by such Party pursuant to this Section 5.2(c) within three (3) Business Days of such Transfer Taxes becoming due. The Parties shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.
(d)Allocation of Purchase Price. Buyer and Holdings shall allocate the Purchase Price actually received by Seller Entities (and any other amounts constituting consideration for U.S. federal income tax purposes) among the Transferred Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”) and in accordance with the methodology provided for in Section 5.2(d) of the Disclosure Schedules (the “Allocation Methodology”). Holdings shall prepare and deliver to Buyer for Buyer’s review and comment a schedule containing the Allocation, made in accordance with the Allocation Methodology, within 90 days after the Closing Date If Buyer notifies Holdings in writing that Buyer objects to one or more items reflected in the Allocation within 30 days following Buyer’s receipt of Holdings draft schedule containing the Allocation, the Parties shall use their commercially reasonable efforts to resolve any disagreements with respect to the draft Allocation within 30 days from the date of receipt by Holdings of any such written notice of Buyer. If the Parties are unable to resolve such disagreement within such thirty-day period, determination of the final Allocation shall be made by a firm of reputable international independent public accountants to be jointly and in good faith selected by the Parties (the “Independent Expert”) within 60 days of receipt of written submissions from each of Holdings and Buyer regarding its own proposed Allocation. The Independent Expert will make a final, conclusive, and binding determination based on the written submissions supplied by the Parties and pursuant to applicable Law. Each of Holdings and Buyer shall be responsible for and pay one-half of any and all fees and expenses of the Independent Expert incurred pursuant to this Section 5.2(d). The Parties shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns (including IRS Form 8594, Asset Acquisition Statement under Section 1060) in a manner consistent with the Allocation (as finally agreed or determined), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar provision of any state, local or non-U.S. Law) or as required pursuant to settlement of an audit with a taxing authority; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim, or similar proceedings in connection with the Allocation.
(e)Cooperation on Tax Matters. Buyer and Seller Entities shall reasonably cooperate as and to the extent reasonably requested by the other Party(ies) with the (i) assistance in the preparation and timely filing of any Tax Return relating to the Business or the Transferred Assets with respect to any Pre-Closing Tax Period; (ii) assistance in any audit or other Proceeding with respect to Taxes or Tax Returns relating to the Business or the Transferred Assets with respect to any Pre-Closing Tax Period; and (iii) provision of any information that is in the other Party’s control and that is reasonably required to allow the first Party to comply with all information reporting or withholding requirements contained in the Code or other applicable Laws.
Section 5.3Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each Party shall, and shall direct its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof, record, and perfect title of Buyer in the Transferred Assets, and give effect to the Transactions.
Section 5.4Payments.
(a)Each Seller Entity shall, or shall cause its applicable Affiliate to, promptly (and in any event within five (5) Business Days following receipt thereof) pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been received by such Seller Entity or any of its Affiliates after the Closing Date by customers, distributors, Franchisees, suppliers or other contracting parties of the Business to the extent that they are in respect of a Transferred Asset or Assumed Liability. Such payments shall be made by wire transfer of immediately available funds to an account designated by Buyer, and Seller Entities shall provide reasonable documentation identifying the source and nature of such payments. For the avoidance of doubt, subject to the terms and conditions of the Transition Services Agreement and the Exclusive Purchase Agreement, all amounts received by a Seller Entity with respect to the performance of services following the Closing under any Transferred Business Contracts, Transferred Pre-Closing Sales Orders or Post-Closing Sales Orders shall be payable to Buyer pursuant to this Section 5.4(a).
(b)Buyer shall, or shall cause its applicable Affiliate to, promptly (and in any event within five (5) Business Days following receipt thereof) pay or deliver to Holdings (or its designated Affiliates) any monies or checks that have been received by Buyer or any of its Affiliates after the Closing Date to the extent that they are in respect of an Excluded Asset or Excluded Liability. Such payments shall be made by wire transfer of immediately available funds to an account designated by Holdings, and Buyer shall provide reasonable documentation identifying the source and nature of such payments.
Section 5.5Non-Competition; Non-Solicitation.
(a)During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), each Seller Entity shall not, and shall cause its Affiliates not to, directly or indirectly, do any of the following without the prior written consent of Buyer, in each instance in its sole discretion: (i) own, manage, operate, invest in, participate in, or engage in any lines of business which compromise the Restricted Business within North America (the “Restricted Territory”), (ii) become an owner, stockholder, member, lender, partner, co-venturer, manager, agent or consultant, directly or indirectly, in any Person that engages in any lines of business compromising the Restricted Business within the Restricted Territory, (iii) soliciting, selling or marketing to, servicing or otherwise engaging in business with the Subject Customers in connection with the Restricted Business, (iv) induce or attempt to induce any employee or other service provider of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates, or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee or other service provider thereof (provided that this clause (iv) will not apply to general solicitations not directed or otherwise targeted at any such employee or service provider), (v) knowingly hire any Person who was an employee of Buyer or any of its Affiliates at any time during the six (6)-month period immediately prior to such hiring, or (vi) induce or attempt to induce any franchisee, distributor or other business relation of Buyer or its Affiliates to cease doing business with Buyer or any of its Affiliates or in any way knowingly interfere with the relationship between any such franchisee, distributor, or other business relation of Buyer or any of its Affiliates and Buyer or any of its Affiliates; provided, nothing in this Section 5.5(a) shall restrict any Seller Entity or its Affiliates from (A) owning, as a passive investor, not more than five percent (5%) of the outstanding securities of any class of any publicly traded securities of any Person engaged in the Restricted Business, (B) making or otherwise receiving or holding an investment in the securities of any entity that engages in the Restricted Business or acquiring or otherwise obtaining control of any entity that engages in the Restricted Business (and continuing to own or control such entity while it is engaged in the Restricted Business); provided that (x) the primary purpose of Seller Entities and their Affiliates in making, receiving, or holding such investment or acquiring or obtaining such control shall not be to engage in any line of the Restricted Business; (y) the primary business of such entity shall not be any line of the Restricted Business, and (z) following Seller Entity’s or its Affiliates ownership or control of such entity, such entity does not proactively solicit, sell or market to, service or otherwise engage in business with the Subject Customers in connection with the any line of the Restricted Business, (C) accepting, processing, fulfilling or otherwise performing any order, request or other business from any Subject Customer to the extent such Subject Customer independently initiates contact with a Seller Entity (or its Affiliates, distributors or franchisees), including through an e-commerce website or platform, without any prior proactive and targeted solicitation by any Seller Entity or its Affiliates after the Closing Date (provided that Seller Entities shall discontinue their use of the Safeguard Brand Center and Connect to Safeguard websites from and after the Closing Date), or (D) engaging in general advertising or marketing activities, including mass or “blast” marketing emails, newsletters, catalog distributions, website advertising, social media advertising or other broadly distributed marketing communications, in each case that are not specifically targeted at any particular Subject Customer, without taking any further action otherwise prohibited by this Section 5.5 (provided, however, that Seller Entities shall, and shall cause their Affiliates to, remove all Subject Customers from all mailing lists, marketing lists, and any other repositories used for marketing, solicitation or customer outreach, but only to the extent solely in connection with the Business); provided, further, that nothing in this Section 5.5(a) shall prohibit Deluxe and its Affiliates (other than Seller Entities) from conducting (x) its payments processing, merchant services, lockbox/treasury management, cloud/software solutions businesses, (y) the non-Safeguard branded check and promotion solutions businesses of the print segment of Deluxe, and (z) the businesses conducted under the brands of Consolidated Graphic Communications, B&B Solutions and Brand Advantage Group, so long as (in the case of each subsections (x), (y) and (z)) such businesses are not proactively soliciting, selling or marketing to, servicing or otherwise engaging in business with the Subject Customers in connection with any line of the Restricted Business. Notwithstanding the foregoing or anything herein to the contrary, nothing in this Section 5.5(a) will restrict Seller Entities or their Affiliates from performing their respective obligations under the Transition Services Agreement, the Exclusive Purchase Agreement, or any supply or other Contract that Buyer or its Affiliates (or Buyer’s designated franchisees and distributors, to the extent directed or permitted by Buyer) may enter into with Holdings or its Affiliates following the Closing in connection with the Exclusive Purchase Agreement or otherwise.
(b)During the Restricted Period, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, do any of the following without the prior written consent of Holdings, in each instance in its sole discretion: (i) induce or attempt to induce any employee or other service provider (other than Business Employees) of Deluxe or any of its Affiliates to leave the employ of Deluxe or any of its Affiliates, or in any way interfere with the relationship between Deluxe or any of its Affiliates and any employee or other service provider (other than Business Employees) thereof (provided that this clause (i) will not apply to general solicitations not directed or otherwise targeted at any such employee or service provider), or (v) knowingly hire any Person who was an employee (other than Business Employees) of Deluxe or any of its Affiliates at any time during the six (6)-month period immediately prior to such hiring.
(c)For a period of five (5) years after the Closing Date, each Party shall not, and shall cause its Affiliates not to, make any disparaging remarks about the other Party, its Affiliates, its distributors and franchisees (including the Franchisees in the case of a Seller Entity), or the Business that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of any other Party, its Affiliates, its distributors and franchisees (including the Franchisees in the case of a Seller Entity) or the Business with the public generally, or with any of their customers, distributors, franchisees, suppliers or employees; but, the Parties acknowledge and agree that nothing contained in this Agreement will limit a Person from (i) making true and accurate statements or communications in connection with any disclosure required pursuant to applicable Law, (ii) defending themselves against any claims made by any Party (and its Affiliates) including any claims made pursuant to the terms of this Agreement, the Ancillary Agreements, or any other agreement delivered in connection with the Transactions, or (iii) enforcing any rights such Person may have against any Party (and its Affiliates) under this Agreement, the Ancillary Agreements, or any other agreement delivered in connection with the Transactions.
(d)Each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, divulge or convey to any third party, any Confidential Information, other than as may be reasonably necessary for the exercise of its rights or the performance of its obligations set out in this Agreement or any Ancillary Agreement, or as otherwise expressly provided in this Agreement or any Ancillary Agreement; provided, however, that a Seller Entity may furnish such portion (and only such portion) of the Confidential Information to the applicable Governmental Authority as such Seller Entity reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand, regulatory request, or Order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain (at Buyer’s expense) an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information (provided that nothing herein shall require any Seller Entity or its Affiliates to initiate any Proceedings); and (iv) disclosure of such Confidential Information is required to prevent such Seller Entity or its Affiliates from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business, including the distributors, franchisees, employees, and customers of the Seller Entities, the Transactions, and/or the Transferred Assets (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.5(d)). The obligations set forth in this Section 5.5(d) shall continue for a period of five (5) years following the Closing Date; provided, however, with respect to Confidential Information that constitutes a trade secret under appliable Law, the obligations of confidentiality shall continue for so long as such information remains a trade secret under applicable Law. As of the Closing, the Confidentiality Agreement will be automatically terminated.
(e)Each Party acknowledges that (i) its obligations under this Section 5.5 are reasonable in the context of the nature of the transaction contemplated hereby and the competitive injuries that might be sustained by the other Party(ies) if such Party were to violate such obligations, (ii) the obligations and restrictions set forth under this Section 5.5 are adequately supported by consideration, and (iii) in the case of Seller Entities, the foregoing makes it necessary and reasonable for the protection of the Transferred Assets that Seller Entities not engage in such activities for the Restricted Period (as applicable) and within the Restricted Territory (as applicable) contained herein. Accordingly, each Party acknowledges and agrees that the remedy at Law available to the other Party(ies) for breach of such Party’s obligations under this Section 5.5 might be inadequate; therefore, in addition to any other rights or remedies that the other Party(ies) (or its Affiliates) may have at Law or in equity, such other Party(ies) (and its Affiliates) will be entitled to seek specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Section 5.5. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party. In the event that any provision in this Section 5.5 is determined not to be specifically enforceable, the non-breaching Party(ies) (and its Affiliates) shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any breach Party (or its Affiliates). In the event of an alleged breach by any Seller Entity (or its Affiliates) of any of the restrictive covenants set forth in Section 5.5(a), the term of the Restricted Period shall be automatically extended until such alleged breach is resolved.

(f)Notwithstanding anything to the contrary, if Buyer does not pay, or cause to be paid, the First Deferred Payment Amount, the Second Deferred Payment Amount, or the Third Deferred Payment Amount in accordance with Section 2.2, and thereafter does not pay, or cause to be paid, such amount within ten (10) Business Days after receiving written notice of such default, then Seller Entities may, in their sole discretion, terminate their obligations under Section 5.5(a) upon written notice to Buyer.
Section 5.6Termination of Overhead and Shared Services. Buyer acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date all Overhead and Shared Services provided to the Business shall cease, and none of Seller Entities or their Affiliates shall have any further obligation to provide any such Overhead and Shared Services to the Business.
Section 5.7No Assignability of Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Business Contracts that are part of the Transferred Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or default thereof or give rise to a right of termination or cancellation thereunder, or in any way materially adversely affect the rights of Buyer thereunder, increase the obligations of the Buyer thereunder or otherwise affect the ability of the Buyer to receive the benefit of the Transferred Business Contract. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer thereunder, then the Parties shall enter into alternative reasonable arrangements, to the extent commercially reasonable and not in violation of applicable Law or Contract, under which (a) Buyer will obtain the economic claims, rights, and benefits under any such Transferred Business Contract or claim or right thereunder, and (b) Buyer shall assume any related economic burden with respect to such Transferred Assets, including any Taxes, except with respect to any Excluded Liability. Each Seller Entity shall hold in trust for and pay to Buyer promptly all monies, rights, and other consideration received by such Seller Entity under any such Transferred Business Contract. Any such alternative arrangements shall continue until the earlier of (i) the first (1st) anniversary of the Closing Date, (ii) such time as the required consent is obtained and the Transferred Business Contract is assigned to Buyer, or (iii) the termination or expiration of such Transferred Business Contract.
Section 5.8Cooperation Regarding Seller Notes. For twelve (12) months following the Closing, Buyer will use commercially reasonable efforts to cooperate with Seller Entities in their efforts to collect from the applicable franchisees and distributors of the Business on the outstanding Indebtedness owed to Seller Entities under the term notes set forth on Section 5.8 of the Disclosure Schedules (“Seller Notes”), copies of which Seller Entities will make available to Buyer as is necessary to facilitate such efforts of Buyer; provided, however, that such cooperation shall not require Buyer to (a) incur any out-of-pocket costs or expenses (unless reimbursed by Seller Entities), (b) take any action that would materially interfere with, or adversely impact, Buyer’s operation of the Business or relationships with franchisees or distributors, or (c) commence any Proceeding. Seller Entities shall indemnify and hold harmless Buyer from any Losses or Liabilities arising from Buyer's cooperation under this Section 5.8 other than those resulting from Buyer’s fraud or willful misconduct.

Section 5.9Public Announcements. Each Party shall not, and shall cause its Affiliates and Representatives not to, publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the Transactions or the subject matter or terms of this Agreement, without the prior written consent of the other Party(ies) (which shall not be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything to the contrary in this Section 5.9, Seller Entities and their Affiliates are expressly permitted to publicly disclose the existence of this Agreement and the Transactions and the subject matter and terms of this Agreement, including filing this Agreement as an exhibit to a securities filing, to the extent Seller Entities determine in good faith that such disclosure is required to comply with applicable securities Laws, including the Securities Exchange Act of 1934, as amended, and/or the rules and regulations of the U.S. Securities and Exchange Commission or any applicable stock exchange (collectively, “Required SEC Disclosure”). Following any such Required SEC Disclosure, any information actually disclosed thereby shall no longer be subject to the confidentiality obligations set forth in this Section 5.9 and may be used and disclosed for any purpose by any Party or such Party’s Affiliates and Representatives; provided, however, that the Disclosure Schedules, and the contents thereof, shall remain subject to the first sentence of this Section 5.9 notwithstanding any Required SEC disclosure thereto. To the extent permitted by applicable securities Laws, Seller Entities shall (a) provide Buyer with a reasonable opportunity to review and comment on drafts of any Required SEC Disclosure, and (ii) consider in good faith Buyer’s reasonable comments; provided that none of the foregoing shall cause the Required SEC Disclosure to be delayed beyond the applicable deadline.
Section 5.10Access to Historical Transaction Data. For a period of twelve (12) months following the Closing Date, Seller Entities agree to use commercially reasonable efforts to preserve and keep the historical transactional data (excluding the Customer Data) of the Business relating to the Customers for transactions processed since January 1, 2023 and make such historical transactional data (to the extent in their possession) available to Buyer, upon Buyer’s reasonable written request, including for purposes of determining prior order details of Customers, to the extent the access to such historical transactional data is (a) reasonably necessary for Buyer’s distributors and franchisees to provide services to, collect payments from, and/or resolve any disputes with the Customers; (b) permitted by applicable Law; and (c) not in conflict with Seller Entities’ privacy or data use policies.
Section 5.11Seller Entities’ Names. As soon as practicable following the termination of the Transition Services Agreement, and in any event within six (6) months after such termination, Seller Entities shall cause the name of each Seller Entity to be changed to a name that does not include the word “Safeguard” or any other name or mark that is confusingly similar or dilutive to the foregoing.  Seller Entities shall provide written evidence of such name change to Buyer upon completion thereof.
Section 5.12Conduct of Business. During the period from the Effective Date until the Closing or the earlier termination of this Agreement in accordance with Article VIII, except as otherwise provided in this Agreement, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Entities shall (x) conduct the Business in the Ordinary Course, and (y) use commercially reasonable efforts to maintain the Transferred Assets and maintain and preserve intact their current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, Franchisees, customers, suppliers, regulators and others having business relationships with the Business, and shall:
(a)preserve and maintain all material Licenses required for the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets;
(b)perform all of its obligations under all Transferred Business Contracts in the Ordinary Course;
(c)maintain its books and records in the Ordinary Course;
(d)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Transferred Assets;
(e)pay the debts, Taxes and other obligations of the Business when due;
(f)not enter into, amend, modify, fail to renew, let lapse, waive any material term (including any material term in respect of fees) under, assign or terminate, any Franchise Agreement or, with respect to any Franchise Agreement or the terms of the Seller Entities’ system-wide policies or procedures, make any material change which would alter the current status quo with respect to (i) franchisee royalty fees or source fees, or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the Ordinary Course (provided, that in all cases, the Seller Entities shall, to the extent possible, provide reasonable advance notice to, and reasonably consult with, Buyer prior to taking any such material actions in this Section 5.12(f));
(g)not enter into any Franchise Agreement without disclosing to the prospective Franchisee the existence of this Agreement and the Transactions, whether in an amended Franchise Disclosure Document or otherwise, other than in the Ordinary Course and/or pursuant to exemptions from the franchise disclosure obligations; provided further that (i) any disclosures to prospective Franchisees concerning the Transactions will include the content and be in the form reasonably acceptable to the Buyer, and (ii) any such action by the Seller Entities under this Section 5.12(g) pursuant to the immediately previous clause regarding Ordinary Course actions, or pursuant to exemptions from the franchise disclosure obligations, shall not be done without providing not less than five (5) Business Days prior written notice to Buyer;
(h)not enter into, amend, modify, fail to renew, let lapse, waive any material term (including any material term in respect of fees) under, assign or terminate, any other Transferred Business Contract; and
(i)not authorize, agree, resolve or commit to do any of the foregoing.
Section 5.13Pre-Closing Access. During the period from the Effective Date and continuing through the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, Seller Entities shall provide Buyer and its Representatives with such access to the Seller Entities’ books and records and personnel relating to the Business and the Transferred Assets as is reasonably requested by Buyer in connection with this Agreement and the Transactions, including for purposes of undertaking efforts to plan for the efficient migration of the operations of the Business upon the Closing, subject to compliance with Law. Such access and related review and activities shall occur only during normal business hours upon reasonable advance notice by Buyer to Holdings (unless otherwise approved by Holdings) and shall be conducted in a manner that does not unreasonably interfere with the operations of Seller Entities or the Business. Notwithstanding anything to the contrary herein, Seller Entities shall not be required to provide such access to the extent that it (a) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (b) would reasonably be expected to contravene any applicable Law, (c) is pertinent to any litigation in which Seller Entities or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (d) relates to any bids or offers received by Seller Entities, any of their Affiliates or any of its or their respective Representatives in connection with the sale process resulting in the execution and delivery of this Agreement (including any analyses conducted in connection with such sale process); provided, that, Sellers Entities shall inform Buyer of the general nature of the information being withheld and the Parties will, to the extent legally permissible and reasonably necessary and practicable, cooperate in good faith to make appropriate substitute arrangements or seek an appropriate work-around under circumstances in which restrictions in clauses (a) or (b) apply. All information provided to Buyer or its Representative pursuant to this Section 5.13 shall be subject to the terms of the Confidentiality Agreement. Without limiting this Section 5.13, during the period from the Effective Date and continuing through the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, Buyer and Seller Entities shall cooperate in good faith to coordinate communications regarding the Transactions to the Franchisees.
Section 5.14Exclusive Dealing. From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, the Seller Entities shall not, and shall not permit any of their Affiliates to, and shall not authorize or permit any officer, director or employee of any of the Seller Entities to, and shall not authorize any Representative of the Seller Entities to (a) solicit, initiate, or knowingly encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) approve or recommend any Acquisition Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Acquisition Proposal (or resolve to or publicly propose to do any of the foregoing), or (c) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Seller Entities; (ii) the issuance or sale of equity of any of the Seller Entities to any Person; or (iii) the sale, lease, exchange or other disposition of any of the material properties or assets of any of the Seller Entities outside of the Ordinary Course.
Section 5.15Notice of Certain Events.
(a)From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, Holdings shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;
(ii)any written notice, or, to the Knowledge of Seller Entities, any other notice, or other written communications, or, to the Knowledge of Seller Entities, any other communications, from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(iii)any written notice, or, to the Knowledge of Seller Entities, any other notice, or other written communications, or, to the Knowledge of Seller Entities, any other communications, from any Governmental Authority in connection with the Transactions; and
(iv)any Proceeding commenced or, to Knowledge of Seller Entities, threatened against, any Seller Entity relating to or involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the Transactions.
(b)Buyer’s receipt of information pursuant to this Section 5.15 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller Entities in this Agreement (including for purposes of Section 6.2 and Article VII) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 5.16Employee Matters.
(a)Buyer, in connection with the consummation of the Transactions (and solely in such context) shall be permitted to, or shall be permitted to cause its Affiliates to, (i) offer employment, or (ii) offer the opportunity to become a franchisee of Buyer or any of its Affiliates, in each case contingent on the occurrence of the Closing and commencing no earlier than the Closing Date (such date an employee commences employment with Buyer or its Affiliates or becomes a franchisee of Buyer or its Affiliates, the “Transfer Date”), to any Business Employee of its choosing. Buyer shall notify Holdings as to each Business Employee who has accepted employment with Buyer or its Affiliates or has agreed to become a franchisee of Buyer or its Affiliates no later than five (5) Business Days following such employee’s acceptance or agreement, as applicable. Any Business Employee who pursuant to this Section 5.16(a) accepts an offer of employment from Buyer or any of its Affiliates and commences employment with Buyer or any of its Affiliates is referred to herein as a “Transferred Employee”. Each Transferred Employee shall be considered an “at-will” employee of Buyer and nothing in this Agreement shall constitute a commitment or guarantee on the part of the Buyer to provide employment to any Person for any specific period of time or duration or under any specific conditions.

(b)Seller Entities acknowledge and agree that each Business Employee listed on Section 5.16(b) of the Disclosure Schedules has entered into a restrictive covenant agreement with a Seller Entity, a copy of which has been made available to Buyer to the extent it is in the possession of Seller Entities. Seller Entities agree, on their own behalf and on behalf of their Affiliates, that the terms of any agreement, including any non-disclosure, non-solicitation, non-competition or other restrictive covenant agreement, between any Seller Entity (or any of its Affiliates) and any Transferred Employee will be waived automatically as of the Transfer Date solely to the extent necessary to permit such Transferred Employee to perform his or her duties for Buyer (or its Affiliates, as applicable) following the Transfer Date. For the avoidance of doubt, nothing in this Section 5.16(b) shall be construed to waive any obligation of a Transferred Employee, or to permit Transferred Employees to engage in activities that would otherwise constitute a breach of any applicable restrictive covenant agreements outside of the scope of his or her employment relationship with Buyer or its Affiliates.
(c)From the Closing Date until the three (3) year anniversary thereof, Buyer, in its sole and absolute discretion, may elect, at any time and from time to time, with respect to any non‑disclosure, non‑solicitation, non‑competition, or other restrictive covenant agreement (excluding for the avoidance of doubt any agreements related to the settlement of any litigation matters) (each, an “Employee RCA”) between any Seller Entity, on the one hand, and any Person who is or was a Business Employee of any Seller Entity as of the Closing Date or at any time during the twelve (12) moth period immediately preceding the Closing Date, on the other hand, to require that any or all of the Seller Entities’ rights, title, and interests in, to, and under any Employee RCAs be assigned and transferred to Buyer or any of its Affiliates for no additional consideration.
Section 5.17Grant of License to Seller Entities. Buyer hereby grants to Seller Entities and their Affiliates, effective from and after the Closing Date, a non-exclusive, fully paid-up, royalty-free, worldwide, perpetual (except with respect to the last sentence of this Section 5.17), sublicensable, and transferable license to use the Transferred Intellectual Property solely for purposes of performing Seller Entities’ and their Affiliates’ obligations or exercising Seller Entities and their Affiliates’ rights under the Transition Services Agreement or the Exclusive Purchase Agreement (as applicable). The foregoing license is irrevocable except that the license rights may be revoked with respect to fulfilling certain obligations or exercising certain rights of Seller Entities solely to the extent such obligations or rights terminate or expire pursuant to the Transition Services Agreement or the Exclusive Purchase Agreement (as applicable).
ARTICLE VI. INDEMNIFICATION
Section 6.1Survival of Representations and Warranties. Each of the representations and warranties contained in this Agreement shall survive until the close of business on the fifteen (15) month anniversary of the Closing Date, at which time such representations and warranties and the indemnification obligations of the Parties under this Article VI with respect thereto shall expire; provided, however, that the representations and warranties contained in the Franchise Representations shall survive until the close of business on the twenty-four (24) month anniversary of the Closing Date, at which time such representations and warranties and the indemnification obligations of the Parties under this Article VI with respect thereto shall expire; provided, further, that the representations and warranties contained in the Fundamental Representations shall survive until one hundred twenty (120) days following the expiration, if any, of any applicable statute of limitations related thereto (including any extensions or waivers thereof), at which time such representations and warranties and the indemnification obligations of the Parties under this Article VI with respect thereto shall expire; and provided, further, that no limitation on survival of a representation or warranty shall apply in respect of any breach thereof to the extent that the Party claiming such a breach proves Fraud by the other Party(ies) with respect to the representation or warranty that was breached. In the event notice of any claim for indemnification under this Article VI shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the Parties set forth in this Agreement that by their terms are to be performed after the Closing shall survive until performed in accordance with their respective terms, and no claim for indemnification may be asserted against any Party for breach of any covenant or agreement contained herein unless written notice of such claim is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the covenant or agreement on which such claim is based ceases to survive as set forth in this Section 6.1.
Section 6.2Obligation of the Seller Entities and Deluxe to Indemnify. Subject to the limitations contained in this Article VI, from and after the Closing Date, the Seller Entities and Deluxe shall, jointly and severally, indemnify and hold harmless Buyer and its respective equity holders, directors, partners, managers, officers, employees, Affiliates and agents (the “Buyer Indemnified Parties” or “Buyer Indemnified Party,” as may be applicable), (x) with respect to the following clauses (a), (b) and (c), for the applicable post-Closing survival period set forth in the preceding Section 6.1 of this Agreement, and (y) with respect to the following clause (d), for the longer of (i) seven (7) years after the Closing Date, and (ii) one hundred twenty (120) days following the expiration, if any, of any applicable statute of limitations related thereto (including any extensions or waivers thereof) (it being acknowledged that any claim for indemnification this is properly asserted prior to the expiration of the foregoing period shall survive until such claim is fully resolved), against and in respect of any Losses arising from or relating to: (a) any breach of any of the representations or warranties made by the Seller Entities in Article III other than any Fundamental Representation made by the Seller Entities; (b) any breach of any Fundamental Representation made by the Seller Entities in Article III; (c) any breach of the covenants and agreements made by the Seller Entities in this Agreement; or (d) any Excluded Liabilities.
Section 6.3Obligation of Buyer to Indemnify. Subject to the limitations contained in this Article VI, from and after the Closing Date, Buyer shall indemnify and hold harmless the Seller Entities, and their respective equity holders, directors, partners, managers, officers, employees, Affiliates and agents (the “Seller Indemnified Parties” or “Seller Indemnified Party,” as may be applicable), (x) with respect to the following clauses (a) and (b), for the applicable post-Closing survival period set forth in the preceding Section 6.1 of this Agreement, and (y) with respect to the following clause (c), for the longer of (i) seven (7) years after the Closing Date, and (ii) one hundred twenty (120) days following the expiration, if any, of any applicable statute of limitations related thereto (including any extensions or waivers thereof) (it being acknowledged that any claim for indemnification this is properly asserted prior to the expiration of the foregoing period shall survive until such claim is fully resolved), against and in respect of any Losses arising from or relating to: (a) any breach of any of the representations or warranties made by Buyer in Article IV; (b) any breach of the covenants and agreements made by Buyer in this Agreement; and (c) the Assumed Liabilities.
Section 6.4Notice of Claims.
(a)An Indemnified Party under this Agreement shall promptly give written notice (“Third Party Claim Notice”) to the Party from which indemnification is sought hereunder (the “Indemnifying Party”) after obtaining knowledge of any third party claim or litigation against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnity set forth in Section 6.2 and Section 6.3, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided, however, that the failure of the Indemnified Party promptly to notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article VI except and solely to the extent the Indemnified Party’s failure to so notify in breach of this Section 6.4 materially prejudices the Indemnifying Party’s ability to defend against such third party claim or litigation. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within a reasonable period following receipt of the Third Party Claim Notice (and in any event no later than thirty (30) days thereafter), to assume control of the defense of any third party claim, in each case at Indemnifying Party’s sole expense. Notwithstanding anything in this Section 6.4 to the contrary, if a third party claim (i) seeks relief other than the payment of monetary damages, or that could reasonably result in the imposition of an Order that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) is brought by a Governmental Authority claiming a finding or admission of a violation of criminal Law, (iii) could reasonably result in any monetary liability of the Indemnified Party that exceeds the applicable limitation of liability set forth in Section 6.5(c), or (iv) relates to any ongoing business of the Indemnified Party with respect to any material customer, supplier, franchisee or distributor then, in each such case, the Indemnified Party shall be entitled to contest and defend, and subject to this Section 6.4, compromise and settle such third party claim in the first instance; provided, that if the Indemnified Party does not contest, defend, compromise or settle such third party claim, the Indemnifying Party shall then have the right to contest and defend, and subject to this Section 6.4, settle or compromise such third party claim. The Indemnified Party shall not settle any third party claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)If the Indemnifying Party assumes the defense of any such third party claim or litigation, then the obligations of the Indemnifying Party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation, in each case subject to the limitations set forth in this Article VI. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the Indemnified Party) or permit a default or enter into any settlement (except with the written consent of the Indemnified Party) unless: (i) the claimant or the plaintiff (as applicable) provides the Indemnified Party with an unqualified and complete release from all Losses and liability in respect of such claim or litigation, and (ii) the sole relief is monetary damages that will be satisfied solely by the Indemnifying Party. The Indemnifying Party will provide the Indemnified Party with ten (10) days’ prior written notice of the consent to entry of any judgement or settlement with respect to any third party claim. The Indemnifying Party shall permit the Indemnified Party to participate in such defense or settlement through counsel chosen by the Indemnified Party, at its own expense, subject to the Indemnifying Party’s right to control the defense; provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees for the Indemnified Party if (x) the Indemnified Party’s counsel shall have reasonably concluded and advised that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party.
(c)Failure by the Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim or litigation, unless the Indemnifying Party disputes that the matter giving rise to such claim or litigation is an indemnifiable obligation of such Indemnifying Party hereunder. If the Indemnifying Party does not assume the defense of such claim or litigation by a third party, or is prohibited from doing so pursuant to Section 6.4(a), the Indemnified Party may defend or settle such claim or litigation in such matter as the Indemnified Party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate, subject to the provisions of Section 6.4(a).
(d)The Indemnifying Party and the Indemnified Party shall cooperate in good faith in the conduct of the defense of such claim or litigation by a third party, including by retaining records and information that are reasonably relevant to such third party claim or litigation and providing reasonable access to each other’s relevant business records and other documents, and employees.
Section 6.5Provisions Governing Indemnification. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:
(a)Notwithstanding the foregoing, no amounts shall be payable by the Seller Entities or Deluxe under Section 6.2(a) unless and until the aggregate amount otherwise payable by the Seller Entities and Deluxe, collectively, under this Agreement exceeds three-fourth percent (0.75%) of the Purchase Price (the “Basket Amount”), in which event the Seller Entities and Deluxe, jointly and severally, shall be liable for any and all Losses in excess of the Basket Amount. The Basket Amount shall not apply to a claim for Fraud.
(b)Notwithstanding the foregoing, no amounts shall be payable by the Buyer under Section 6.3(a) unless and until the aggregate amount otherwise payable by the Buyer under this Agreement exceeds an amount equal to the Basket Amount, in which event the Buyer shall be liable for any and all Losses in excess of the Basket Amount. The Basket Amount shall not apply to a claim for Fraud.
(c)The aggregate amount of indemnification that the Buyer Indemnified Parties may receive to satisfy claims under (i) Section 6.2(a), other than with respect to a breach of any Franchise Representations, shall be seventeen and a half percent (17.5%) of the Purchase Price (the “Cap Amount”), (ii) Section 6.2(a), solely with respect to a breach of any Franchise Representations, shall be Eight Million Dollars ($8,000,000), and (iii) Sections 6.2(b), 6.2(c) or 6.2(d) shall be the Purchase Price less any amounts due and payable by Buyer under this Agreement that remain unpaid as a result of Buyer’s breach of this Agreement. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 6.5(c) will not apply in the case of Fraud.
(d)The aggregate amount of indemnification that the Seller Indemnified Parties may receive to satisfy claims under Section 6.3 shall be the Purchase Price. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 6.5(d) will not apply in the case of Fraud.
(e)Notwithstanding anything to the contrary contained herein, for purposes of determining both the existence of a breach of any representation or warranty, and Losses associated therewith, all qualifications and exceptions contained in this Agreement relating to materiality or words of similar import (including Material Adverse Effect, except in the case of Section 3.7(a)) shall be disregarded for purposes of (i) determining the existence of such breach and (ii) the amount of Losses resulting therefrom.
(f)The Indemnified Party shall use commercially reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement in accordance with applicable Law. If the Indemnified Party shall fail to mitigate any claim or liability in accordance with its obligations under the preceding sentence, then anything to the contrary contained herein notwithstanding, the Indemnifying Party shall not be required to indemnify any Person solely for the portion of Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
(g)All calculations of the amount of Losses for which indemnification is to be made pursuant to this Article VI shall be net of any insurance proceeds actually received from a third-party insurer (net of reasonable costs incurred by such Indemnified Party to procure such recovery and net of any increase in premiums to be paid related to the payment of such claim), by such Indemnified Party with respect to such Loss; and (ii) indemnification payments actually received by such Indemnified Party from third parties with respect to such Loss (net of reasonable costs incurred by such Indemnified Party to obtain such indemnification payments). If any insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party pays any Losses arising out of the applicable claim to the Indemnified Party, the Indemnified Party shall remit such proceeds to the Indemnifying Party, up to the amount necessary to reimburse in full such Indemnifying Party, reasonably promptly after the receipt of such insurance proceeds.

(h)From and after the Closing, the right to indemnification of any Buyer Indemnified Party or any Seller Indemnified Party, as applicable, provided in this Article VI will constitute such Indemnified Party’s sole and exclusive remedy for any failure of representations or warranties to be correct, or the breach of any covenants or agreements, of the Indemnifying Party contained in this Agreement or for any other claim arising from or related to this Agreement, and the Indemnifying Party will have no other liability to the Indemnified Party resulting from such failure or breach or other claim arising from or related to this Agreement, except that nothing herein will relieve a Party from liability for Fraud.
Section 6.6Tax Treatment. All indemnification payments made pursuant to this Article VI will be treated as an adjustment to the Purchase Price for all income Tax purposes unless otherwise required by applicable Law.
ARTICLE VII. CONDITIONS TO CLOSING
Section 7.1Conditions to the Obligations of All Parties.
(a)No Judgments. No provision of Law or Order shall have been entered or exist which would (i) prevent, prohibit, enjoin or restrain the performance of this Agreement or the consummation of any of the Transactions, (ii) declare unlawful or make illegal the Transactions, or (iii) cause the Transactions contemplated by this Agreement to be rescinded.
Section 7.2Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer) of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Seller Entities contained in Section 3.1(a), Section 3.2, Section 3.3(b), Section 3.4, Section 3.7(b), and Section 3.13, shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), (ii) the Fundamental Representations other than those set forth in clause (i) above (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), and (iii) the other representations and warranties of the Seller Entities (disregarding all materiality and Material Adverse Effect qualifications contained therein) contained in Article III and in any certificate delivered at the Closing pursuant hereto shall be true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), in the case of this clause (iii), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, have a Material Adverse Effect.

(b)Performance. The Seller Entities will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them prior to the Closing; provided, that, with respect to agreements and covenants that are qualified by materiality, Seller Entities shall have performed such agreements and covenants, as so qualified, in all respects.
(c)No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.
(d)Compliance Certificate. The Seller Entities shall have delivered to Buyer a certificate signed by duly authorized representatives of each Seller Entity, dated as of the Closing Date, stating that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied (“Seller Entities’ Compliance Certificate”).
(e)Hence License. Buyer shall have obtained its own license from Hence EDP or a valid sub-license from SBS covering the “Licensed Programs” set forth on Schedule A to the Hence License, which license (i) contains terms and conditions that are in the aggregate no less favorable to Buyer in all material respects than those that apply to SBS under the Hence License, and (ii) provides for a term at least covering the period from the Closing through the termination of the Transition Services Agreement (provided that the closing condition in this Section 7.2(e) shall not apply if Buyer fails to use commercially reasonable efforts in (x) cooperating with SBS to procure such license or sub-license from Hence EDP or SBS, as applicable or (y) entering into such license or sub-license with Hence EDP or SBS, as applicable).
Section 7.3Conditions to the Obligations of the Seller Entities. The obligation of the Seller Entities to consummate the Closing is subject to the satisfaction (or waiver by the Seller Entities) of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 4.1(a), Section 4.2, Section 4.3(b), and Section 4.7, shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), and (ii) the other representations and warranties of Buyer contained in Article IV and in any certificate delivered at the Closing pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct, in the case of this clause (ii), except where the failure of such representations and warranties to be true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period) would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Buyer or materially impair or delay the ability of Buyer to consummate any of the Transactions.
(b)Performance. Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it prior to the Closing; provided, that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.
(c)Compliance Certificate. Buyer shall have delivered to Holdings a certificate signed by duly authorized representatives of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (“Buyer’s Compliance Certificate”).
ARTICLE VIII. TERMINATION
Section 8.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Buyer and Holdings;
(b)by Buyer, by written notice to the Seller Entities, if:
(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller Entities pursuant to this Agreement (or the failure of any other condition) that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by the Seller Entities within 30 days of their receipt of written notice of such breach from Buyer; or
(ii)any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by April 30, 2026 (the “End Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)by Seller Entities, by written notice to Buyer, if:
(i)none of the Seller Entities is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.3 and such breach, inaccuracy or failure has not been cured by Buyer within 30 days of Buyer’s receipt of written notice of such breach from Seller Entities; or
(ii)any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the End Date, unless such failure shall be due to the failure of the Seller Entities to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

(d)by Buyer or the Seller Entities, by written notice to the other Party(ies), in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the Transactions.
Section 8.2Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without Liability of any Party (or any Representative of such Party) to any other Party to this Agreement; provided that such termination shall not relieve any Party from any Liability for any breach of this Agreement prior to such termination. The provisions of this Section 8.2 and Article IX shall survive any termination hereof pursuant to this Section 8.2.
ARTICLE IX. MISCELLANEOUS
Section 9.1Notices. All notices hereunder will be in writing and will be deemed to have been received (i) upon receipt of a registered letter, (ii) the next Business Day following proper deposit with a recognized express overnight delivery service or (iii) on the date sent by e-mail if sent prior to 9:00 p.m. Eastern time on such date, and on the next Business Day if sent after 9:00 p.m. Eastern time on such date (provided that no “bounce back” or similar message of non-delivery is received with respect thereto). Notices will be addressed as follows:
(a)If to Buyer or Buyer Parent, to:
c/o PFG Ventures, L.P.
8800 East Pleasant Valley Road
Independence, Ohio 44131
Attn: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
UB Greensfelder LLP
10 S. Broadway, Suite 2000
St. Louis, Missouri 63102
Attn: [***]
Email: [***]
(b)If to any Seller Entity or Deluxe, to:
c/o Deluxe Corporation
801 S. Marquette Ave,
Minneapolis, MN 55402
Attn: General Counsel
Email: [***]
with a copy (which shall not constitute notice) to:
Troutman Pepper Locke LLP

875 Third Avenue New York, New York 10022
Attn: [***]
Email: [***]
or to such other address or addresses as the Parties may from time to time designate in writing.
Section 9.2Assignment. No Party shall assign, by operation of law or otherwise, this Agreement, any part hereof, or any of the rights, benefits or obligations hereunder, without the prior written consent of the other Party(ies); provided, however, that Buyer may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its Affiliates, to any purchaser of all or substantially all of the assets of Buyer, or to any of its financing sources as collateral security, so long as Buyer and Buyer Parent remain liable for the performance of their respective obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.2 shall be void.
Section 9.3Rights of Third Parties. Except with respect to the third party rights under Article VI in favor of the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
Section 9.4Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants.
Section 9.5Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., pdf), with the same legal force and effect as delivery of an originally signed agreement.
Section 9.6Entire Agreement. This Agreement (together with the schedules and exhibits to this Agreement) and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions.
Section 9.7Bulk Sales Waiver. Buyer (on behalf of itself and its Affiliates) acknowledges that the Seller Entities have not taken, and do not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or similar) of any jurisdiction. Buyer (on behalf of itself and its Affiliates) waives compliance by the Seller Entities with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar Law) of any jurisdiction in connection with the Transactions; provided, however, that the Seller Entities shall pay and discharge when due all Losses suffered by Buyer with respect to the

Transferred Assets by reason of such noncompliance with applicable “bulk transfer law” or “bulk sales law” and shall promptly take all necessary actions required to remove any Lien which may be placed upon any of the Transferred Assets by reason of such noncompliance.
Section 9.8Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or outside the Ordinary Course or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Each disclosure in the Disclosure Schedules shall only be deemed to qualify (a) the representations and warranties of the relevant Party that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of such Party that contains an explicit cross reference to such other disclosure; provided that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is readily apparent on its face that such information applies to such other section of the Disclosure Schedules.
Section 9.9Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party, Deluxe and Buyer Parent. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.
Section 9.10Setoff. Buyer may set off any amount that is owed to it by the Seller Entities or Deluxe under Article VI, once such amount is mutually agreed to by Buyer and Holdings, or is determined by a court of competent jurisdiction to be due, against any amount otherwise payable to the Seller Entities or Deluxe, as applicable, by Buyer under this Agreement or any Ancillary Agreement. Seller Entities and their Affiliates may set off any payment that is owed to them by Buyer and its Affiliates under any Ancillary Agreement (provided that if such payment is any indemnification or payment relating to a breach of contract, then the amount of such payment shall have been mutually agreed to by Buyer and Seller Entities or shall have been determined by a court of competent jurisdiction to be due) against any amount otherwise payable to Buyer Indemnified Parties under Article VI.
Section 9.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 9.12Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the Transactions shall be in any state or federal court in Wilmington, Delaware and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Wilmington, Delaware with respect to any matter under this Agreement shall be binding.
(c)To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.12(b).
(d)EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13Specific Performance. The Parties acknowledge that, in view of the uniqueness of the Transferred Assets and the Transactions, each of Seller Entities and Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable). Each of the Seller Entities and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity; provided, however, that the foregoing agreement not to oppose shall not constitute a waiver of any Party's right to assert defenses based on the failure to satisfy conditions precedent to such Party's obligations under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.
Section 9.14No Reliance. In entering into this Agreement and acquiring the Transferred Assets from Seller Entities, Buyer expressly acknowledges and agrees that it is not relying on and specifically disclaims reliance on any statement, representation or warranty made by or on behalf of any Seller Entity, any of its Affiliates or any other Person, including those which may be contained in any presentation or similar materials containing information regarding the Business or any of the Transferred Assets or in any materials provided to Buyer or any other Person during the course of its due diligence investigation of the Business and the Transferred Assets, other than those representations and warranties made solely by Seller Entities and/or Deluxe expressly set forth in ARTICLE III or in any other Ancillary Agreement. Except for the representations and warranties expressly set forth in ARTICLE III or in any other Ancillary Agreement, the Seller Entities make no warranty, express or implied, as to any matter whatsoever relating to the Business, the Transferred Assets, or any other matter relating to the Transactions including as to (w) merchantability or fitness for any particular use or purpose, (x) the operation of the Business or the Transferred Assets after the Closing in any manner, or (y) the probable success or profitability of the Business or the Transferred Assets after the Closing.
Section 9.15Buyer Parent Guaranty.
(a)As a material inducement to Seller Entities’ willingness to enter into this Agreement and consummate the Transactions, Buyer Parent hereby absolutely, unconditionally and irrevocably guaranties to Seller Entities as a primary obligation that Buyer shall fully, completely and timely pay, perform and discharge all of its financial obligations under this Agreement and any Ancillary Agreement (the “Obligations”). Upon default by Buyer of any of the Obligations, Seller may proceed directly against Buyer Parent pursuant to the guaranty set forth in this Section 9.15 (the “Buyer Parent Guaranty”) without proceeding against Buyer or any other Person or pursuing any other remedy, and Buyer Parent shall, upon the written request of Seller Entities, immediately pay, perform and discharge such Obligations.
(b)This Buyer Parent Guaranty is a guaranty of payment and not of collection. There are no conditions precedent to the enforcement of this Buyer Parent Guaranty. The obligations of Buyer Parent hereunder shall be continuing, absolute, unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise effected, by reason of: (i) any invalidity, illegality or unenforceability against Buyer of this Agreement or any Ancillary Agreement; (ii) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement or any Ancillary Agreement (provided that any increase in the Obligations that are guaranteed by Buyer Parent shall require the consent of Buyer Parent); (iii) any exercise or non-exercise by Seller Entities of any right or privilege under this Agreement or any Ancillary Agreement or any notice of such exercise or non-exercise; (iv) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation, by operation of law or otherwise, or any assignment of any Obligation by Seller Entities; (v) any change in the limited liability company existence structure or ownership of Buyer; (vi) any insolvency, bankruptcy, reorganization or other similar Proceeding affecting Buyer or Buyer’s assets or any resulting release or discharge of any Obligation; (vii) any requirement that Seller Entities exhaust any right or remedy or take any action against Buyer or any other Person before seeking to enforce the obligations of Buyer Parent under this Buyer Parent Guaranty; (viii) the existence of any defense, set-off or other rights (other than a defense of payment, performance or discharge) that Buyer Parent may have at any time against Buyer or any other Person that is not a party to this Agreement, whether in connection herewith or any unrelated transactions; (ix) any other act or failure to act or delay of any kind by Buyer or any other Person; or (x) any other circumstance whatsoever that might, but for the provisions of Buyer Parent Guaranty, constitute a legal or equitable discharge of the Obligations or the obligations of Buyer Parent hereunder, including all defenses of a surety.
(c)This Buyer Parent Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored, returned or rejected by Seller Entities for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Buyer or any substantial part of Buyer’s property, or otherwise, all as though such payments had not been made. Buyer Parent agrees that it will indemnify Seller Entities on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller Entities in connection with such rescission or restoration, which amounts shall be in addition to all other obligations hereunder. If any Seller Entity is required to refund part or all of any payment of Buyer with respect to any of the Obligations, such payment shall not constitute a release of Buyer Parent from any Liability hereunder, and Buyer Parent’s Liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.
SELLER ENTITIES:
SAFEGUARD HOLDINGS, INC.
By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Vice President and Treasurer

SAFEGUARD FRANCHISE SALES, INC.
By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Vice President and Treasurer

SAFEGUARD ACQUISITIONS, INC.

By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Vice President and Treasurer

SAFEGUARD BUSINESS SYSTEMS, INC.

By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Vice President and Treasurer

SAFEGUARD FRANCHISE SYSTEMS, INC.

By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Vice President and Treasurer

SAFEGUARD BUSINESS SYSTEMS LIMITED

By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Vice President and Treasurer
[Signature Page to Asset Purchase Agreement]

DELUXE:
DELUXE CORPORATION
(solely for purposes of Section 3.15 and Article VI)

By: /s/ William C. Zint
Name:    William C. Zint IV
Title:    Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

BUYER:
PFG-SG OPERATING GROUP LLC

By: /s/ Vera Muzzillo
Name:    Vera Muzzillo
Title:    Chief Executive Officer/Authorized
Signatory
[Signature Page to Asset Purchase Agreement]

BUYER PARENT:
PFG VENTURES, L.P.
(solely for purposes of Section 4.6 and Section 9.15)
By: /s/ Vera Muzzillo
Name:    Vera Muzzillo
Title:    Chief Executive Officer/Authorized
Signatory

[Signature Page to Asset Purchase Agreement]